Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

Dated as of September 10, 2012

among

TOTAL SYSTEM SERVICES, INC.,

as the Borrower,

JPMORGAN CHASE BANK, N.A.

as Administrative Agent, Swing Line Lender

and

L/C Issuer,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., REGIONS BANK AND U.S. BANK

NATIONAL ASSOCIATION

as Syndication Agents,

The Other Lenders Party Hereto

and

J.P. MORGAN SECURITIES LLC

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., REGIONS CAPITAL MARKETS AND U.S.

BANK NATIONAL ASSOCIATION

as

Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS		1
1.01.	Defined Terms	1
1.02.	Other Interpretive Provisions	27
1.03.	Accounting Terms	28
1.04.	Rounding	28
1.05.	Times of Day	28
1.06.	Letter of Credit Amounts	28

ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS		29
2.01.	The Loans	29
2.02.	Borrowings, Conversions and Continuations of Loans	29
2.03.	Competitive Bid Procedure	32
2.04.	Letters of Credit	34
2.05.	Swing Line Loans	43
2.06.	Prepayments	46
2.07.	Termination or Reduction of Commitments	47
2.08.	Repayment of Loans	48
2.09.	Amortization of Term Loans	48
2.10.	Interest	48
2.11.	Fees	49
2.12.	Computation of Interest and Fees	50
2.13.	Evidence of Debt	50
2.14.	Payments Generally; Administrative Agent’s Clawback	50
2.15.	Sharing of Payments by Lenders	52
2.16.	Extension of Maturity Date in respect of the Revolving Credit Facility	53
2.17.	Increase in Commitments	55
2.18.	Currency Equivalents	56
2.19.	Defaulting Lenders	57

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY		59
3.01.	Taxes	59
3.02.	Illegality	62
3.03.	Inability to Determine Rates	62
3.04.	Increased Costs; Reserves on Eurocurrency Rate Loans	63
3.05.	Compensation for Losses	66
3.06.	Mitigation Obligations; Replacement of Lenders	66
3.07.	Survival	66

ARTICLE IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		67
4.01.	Conditions of Initial Credit Extension	67
4.02.	Conditions to all Credit Extensions	68

ARTICLE V. REPRESENTATIONS AND WARRANTIES		69
5.01.	Existence, Qualification and Power	69
5.02.	Authorization; No Contravention	69
5.03.	Governmental Authorization; Other Consents	69
5.04.	Binding Effect	69
5.05.	Financial Statements; No Material Adverse Effect	69
5.06.	Litigation	70

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5.07.	No Default	70
5.08.	Ownership of Property; Liens	70
5.09.	Insurance	70
5.10.	Environmental Compliance	70
5.11.	Taxes	70
5.12.	ERISA Compliance	70
5.13.	Subsidiaries; Equity Interests	71
5.14.	Margin Regulations; Investment Company Act	71
5.15.	Solvency	71
5.16.	Disclosure	71
5.17.	Compliance with Laws	72
5.18.	Use of Proceeds	72
5.19.	Intellectual Property; Licenses, Etc.	72
5.20.	Taxpayer Identification Number	72

ARTICLE VI. AFFIRMATIVE COVENANTS		72
6.01.	Financial Statements	72
6.02.	Certificates; Other Information	73
6.03.	Notices	74
6.04.	Payment of Obligations	75
6.05.	Preservation of Existence, Etc.	75
6.06.	Maintenance of Properties	75
6.07.	Maintenance of Insurance	75
6.08.	Compliance with Laws	76
6.09.	Books and Records	76
6.10.	Inspection Rights	76
6.11.	Use of Proceeds	76

ARTICLE VII. NEGATIVE COVENANTS		76
7.01.	Liens	76
7.02.	Investments	78
7.03.	Fundamental Changes	79
7.04.	Dispositions	79
7.05.	Restricted Payments	80
7.06.	Change in Nature of Business	80
7.07.	Transactions with Affiliates	80
7.08.	Use of Proceeds	80
7.09.	Financial Covenants	80
7.10.	Swap Contracts	81

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		81
8.01.	Events of Default	81
8.02.	Remedies Upon Event of Default	82
8.03.	Application of Funds	83

ARTICLE IX. ADMINISTRATIVE AGENT		84
9.01.	Appointment and Authority	84
9.02.	Rights as a Lender	84
9.03.	Exculpatory Provisions	84
9.04.	Reliance by Administrative Agent	85
9.05.	Delegation of Duties	85

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9.06.	Resignation of Administrative Agent	85
9.07.	Non-Reliance on Administrative Agent and Other Lenders	86
9.08.	No Other Duties, Etc.	86
9.09.	Administrative Agent May File Proofs of Claim	86

ARTICLE X. MISCELLANEOUS		87
10.01.	Amendments, Etc.	87
10.02.	Notices; Effectiveness; Electronic Communication	88
10.03.	No Waiver; Cumulative Remedies	90
10.04.	Expenses; Indemnity; Damage Waiver	90
10.05.	Payments Set Aside	92
10.06.	Successors and Assigns	92
10.07.	Treatment of Certain Information; Confidentiality	96
10.08.	Right of Setoff	97
10.09.	Interest Rate Limitation	97
10.10.	Counterparts; Integration; Effectiveness	98
10.11.	Survival of Representations and Warranties	98
10.12.	Severability	98
10.13.	Replacement of Lenders	98
10.14.	Governing Law; Jurisdiction; Etc.	99
10.15.	Waiver of Jury Trial	100
10.16.	No Advisory or Fiduciary Responsibility	100
10.17.	USA PATRIOT Act Notice	100
10.18.	Judgment Currency	101
10.19.	Termination	101
10.20.	ENTIRE AGREEMENT	101

SCHEDULES
1.01	Administrative Schedule
2.01	Commitments and Applicable Percentages
2.04	Existing Letter of Credit
5.06	Litigation
5.10	Environmental Matters
5.13	Subsidiaries; Other Equity Investments
7.01	Existing Liens
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS
Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Competitive Bid Request
C-2	Administrative Agent’s Notice to Lenders of Competitive Bid Request
C-3	Competitive Bid
D-1	Term Note
D-2	Dollar Note
D-3	Multicurrency Note
E	Compliance Certificates
F	Assignment and Assumption
G	U.S. Tax Compliance Certificates

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CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of September 10, 2012, among TOTAL SYSTEM SERVICES, INC., a Georgia corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), JPMORGAN CHASE BANK, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, J.P. MORGAN SECURITIES LLC, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., REGIONS CAPITAL MARKETS AND U.S. BANK NATIONAL ASSOCIATION, as joint lead arrangers and joint bookrunners, and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., REGIONS BANK AND U.S. BANK NATIONAL ASSOCIATION, as Syndication Agents.

The Borrower has requested that the Lenders provide a revolving credit facility and a term loan facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01.    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Additional Commitment Lender” has the meaning specified in Section 2.16(d).

“Administrative Agent” means JPMorgan Chase Bank, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Administrative Schedule” means Schedule 1.01 to this Agreement, which contains administrative information in respect of each Foreign Currency and each (i) Multicurrency Loan denominated in a Foreign Currency and (ii) Multicurrency Letter of Credit denominated in a Foreign Currency.

“Affected Lender” has the meaning specified in Section 3.04.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Applicable Dollar Percentage” means with respect to any Dollar Lender at any time, such Dollar Lender’s Applicable Percentage in respect of the Total Dollar Commitment at such time.

“Applicable Multicurrency Percentage” means with respect to any Multicurrency Lender at any time, such Multicurrency Lender’s Applicable Percentage in respect of the Total Multicurrency Commitment at such time.

“Applicable Percentage” means (a) in respect of the Term Loan Facility, with respect to any Term Loan Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Loan Facility represented by (i) on or prior to the Closing Date, such Term Loan Lender’s Term Loan Commitment at such time and (ii) thereafter, the principal amount of such Term Loan Lender’s Term Loan at such time, and (b) in respect of the Revolving Credit Facility, (i) with respect to any Dollar Lender, the percentage (carried out to the ninth decimal place) of the Total Dollar Commitment represented by such Dollar Lender’s Dollar Commitment; provided, that if the Dollar Commitments have terminated or expired, the Applicable Percentage of each Dollar Lender shall be determined based upon the Dollar Commitments most recently in effect, after giving effect to any assignments and to any Dollar Lender’s status as a Defaulting Lender at the time of determination, (ii) with respect to any Multicurrency Lender, the percentage (carried out to the ninth decimal place) of the Total Multicurrency Commitment represented by such Multicurrency Lender’s Multicurrency Commitment; provided, that if the Multicurrency Commitments have terminated or expired, the Applicable Percentage of each Multicurrency Lender shall be determined based upon the Multicurrency Commitments most recently in effect, after giving effect to any assignments and to any Multicurrency Lender’s status as a Defaulting Lender at the time of determination; and (iii) with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time; provided that if the Revolving Credit Commitments have terminated or expired, the Applicable Percentage of each Revolving Credit Lender shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments and to any Revolving Credit Lender’s status as a Defaulting Lender at the time of determination. Notwithstanding the foregoing, in the case of Section 2.19 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time with respect to the applicable Facility or fees, the following percentages per annum based upon the Debt Rating as set forth below for each such Facility or fee:

Applicable Rate
		Facility Fee	Applicable Rate for LIBOR Loans		Letter of Credit Fees	Applicable Rate for Base Rate Loans
Pricing Level	Debt Ratings S&P/Moody’s	Revolving Credit Facility	Term Loan Facility	Revolving Credit Facility	Revolving Credit Facility	Term Loan Facility	Revolving Credit Facility & Swing Line
1	A-/A3 or better	0.100%	1.000%	0.900%	0.900%	0.000%	0.000%
2	BBB+/Baa1	0.125%	1.125%	1.000%	1.000%	0.125%	0.000%
3	BBB/Baa2	0.175%	1.250%	1.075%	1.075%	0.250%	0.075%
4	BBB-/Baa3	0.225%	1.500%	1.275%	1.275%	0.500%	0.275%
5	< BBB- /Baa3	0.300%	1.750%	1.450%	1.450%	0.750%	0.450%

“Debt Rating” means, as of any date of determination, the corporate credit rating for the Borrower as determined by either S&P or Moody’s (collectively, the “Debt Ratings”); provided that after the date that the Borrower has received a corporate credit rating from both S&P and Moody’s, (a) if the respective Debt Ratings issued by the foregoing rating agencies differ, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (b) if the Borrower has only one Debt Rating, the Pricing Level that corresponds to such Debt Rating shall apply; and (c) if the Borrower does not have any Debt Rating, Pricing Level 5 shall apply; provided that if there is no Debt Rating as a result of both S&P and Moody’s (or their successors) ceasing to issue ratings generally, the Debt Rating in effect immediately prior to the Borrower no longer having a Debt Rating shall apply until the Borrower and the Administrative Agent negotiate in good faith to amend this definition to reflect an alternative method of determining the Applicable Rates.

Each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” mean J.P. Morgan Securities LLC, The Bank of Tokyo-Mitsubishi UJF, Ltd., Regions Capital Markets and U.S. Bank National Association, in their capacity as joint lead arrangers and bookrunners.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2011, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.04(b)(iii).

“Availability Period” means, on any date of determination, (a)(i) in respect of each Dollar Lender, the period from and including the Closing Date to the earliest of (A) the Maturity Date of the Dollar Tranche then applicable to the Dollar Loans made by such Dollar Lender; (B) the date of termination of the Dollar Commitments pursuant to Section 2.07; or (C) the date of termination of the commitment of each Dollar Lender to make Dollar Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02 and (ii) in respect of each Multicurrency Lender, the period from and including the Closing Date to the earliest of (A) the Maturity Date of the Multicurrency Tranche then applicable to the Multicurrency Loans made by such Multicurrency Lender; (B) the date of termination of the Multicurrency Commitments pursuant to Section 2.07; or (C) the date of termination of the commitment of each Multicurrency Lender to make Multicurrency Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02; and (b) in respect of the Swing Line, the period from and including the Closing Date to the earliest of (i) the applicable Maturity Date of the Swing Line then in effect; (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.07, as the case may be; or (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.

“Available Dollar Commitment” means, as to any Dollar Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Dollar Commitment then in effect over (b) such Lender’s Dollar Extensions of Credit then outstanding.

“Available Multicurrency Commitment” means, as to any Multicurrency Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Multicurrency Commitment then in effect over (b) such Lender’s Multicurrency Extensions of Credit then outstanding.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by JPMorgan Chase Bank as its “prime rate” and (c) the Eurocurrency Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the immediately preceding Business Day) in respect of a proposed Eurocurrency Rate Loan with a one-month Interest Period plus 1% per annum. The “prime rate” is a rate set by JPMorgan Chase Bank based upon various factors including JPMorgan Chase Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by JPMorgan Chase Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest based on the Base Rate.

“Book Value” means, at any date of determination with respect to any asset, the value thereof as the same would be reflected on a balance sheet as at such time in accordance with GAAP.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing, a Competitive Loan Borrowing, a Swing Line Borrowing or a Term Loan Borrowing, as the context may require.

“Borrowing Date” means any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located; provided, however, (a) when used in connection with a Eurocurrency Rate Loan the term “Business Day” shall also exclude any day on which banks are not open for international business (including dealings in Dollar deposits) in the London interbank market and (b) when used in connection with any Loan denominated in Euros, the term “Business Day” shall also exclude any day which is not a Target Day.

“Calculation Date” means (a) the second Business Day preceding each Borrowing Date with respect to, and each date of any continuation of, a Multicurrency Loan or Competitive Loan in any Foreign Currency which is a Eurocurrency Rate Loan; (b) each Borrowing Date with respect to any other Loan made hereunder; (c) with respect to any Letter of Credit denominated in a Foreign Currency, each of the following: (i) each date of issuance of such a Letter of Credit, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof or extending the maturity thereof and (iii) each date of any payment by an L/C Issuer under any such Letter of Credit; (d) the last Business Day of each calendar month; and (e) such other dates as the Administrative Agent shall reasonably deem necessary in connection with the administration of this Agreement.

“Canadian Dollar” means lawful money of Canada.

“Cash Collateral” has the meaning specified in Section 2.04(g).

“Cash Collateralize” has the meaning specified in Section 2.04(g).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a)        any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)        during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (x) who were members of that board or equivalent governing body on the first day of such period, (y) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (z) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (x) and (y) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means a Revolving Credit Commitment or a Term Loan Commitment, as the context may require.

“Committed Borrowing” means a Revolving Credit Borrowing or Term Loan Borrowing, as the case may be, consisting of simultaneous Loans of the same Type, and in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders or the Term Loan Lenders, as the case may be, pursuant to Section 2.01.

“Committed Loan Notice” means a notice of (a) a Term Loan Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Competitive Bid” means an offer to make a Competitive Loan pursuant to Section 2.03.

“Competitive Bid Rate” means, as to any Competitive Bid made pursuant to Section 2.03(b), (a) in the case of a Eurocurrency Rate Competitive Loan, the Margin, and (b) in the case of a Fixed Rate Loan, the Fixed Rate, in the case of (a) and (b) offered by the Revolving Credit Lender making such Competitive Bid.

“Competitive Bid Request” means a request made pursuant to Section 2.03 substantially in the form of Exhibit C-1.

“Competitive Loan” means a Loan from a Revolving Credit Lender to the Borrower pursuant to the bidding procedure described in Section 2.03. Each Competitive Loan shall be a Eurocurrency Rate Competitive Loan or a Fixed Rate Loan and, subject to Section 2.03(a), may be denominated in Dollars or a Foreign Currency.

“Competitive Loan Borrowing” means a borrowing consisting of simultaneous Competitive Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the relevant Revolving Credit Lenders pursuant to Section 2.03 (or any single Competitive Loan that does not have the same Interest Period as any other Competitive Loan of the same Type and currency).

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, as of any date of determination and without duplication, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense for such period, (iv) all non-cash items decreasing Consolidated Net Income for such period, (v) restructuring costs, reserves and integration costs incurred in connection with acquisitions after the Closing Date, project start-up costs, costs related to the closure and/or consolidation of facilities, and retention, recruiting, relocation, severance and signing bonuses and expenses, and (vi) any non-recurring expenses or charges related to any issuance of Equity Interest, any Investment, any acquisition, Disposition, casualty event, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) and any amendment or modification to the terms of any such transactions, in each case, whether or not consummated; provided that the aggregate amount added back pursuant to clauses (v) and (vi) shall not exceed an amount equal to 5.0% of Consolidated EBITDA for the period of determination, and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period and (ii) all non-cash items increasing Consolidated Net Income for such period.

“Consolidated EBITDAR” means, as of any date of determination and without duplication, an amount equal to Consolidated EBITDA for the most recently completed Measurement Period plus, to the extent deducted in calculating such Consolidated Net Income, Rental Expenses for such period.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDAR for the most recently completed Measurement Period to (b) Consolidated Interest Charges plus Rental Expenses for the most recently completed Measurement Period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, and without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including, as applicable, Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all other Indebtedness of a Person other than the Borrower or any Subsidiary, which Indebtedness is (x) of the types referred to in clauses (a) through (f) above and (y) recourse to the Borrower or any Subsidiary.

“Consolidated Interest Charges” means, as of any date of determination, with respect to the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA.

“Consolidated Net Income” means, at any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period; provided that the determination of Consolidated Net Income shall include (i) the amount of any cash dividends or other cash distributions actually paid to the Borrower or any Subsidiary during such period in accordance with applicable law and (ii) the amount of the Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period; and (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debt Rating” has the meaning specified in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.19(e), any Lender that (a) has failed to (i) fund all or any portion of its Loans within one Business Day of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within one Business Day of the date when due, (b) has notified the Borrower, the Administrative Agent, any L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a Lender Parent that has, become the subject of a Bankruptcy Event. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(e)) upon delivery of written notice of such determination to the Borrower, each L/C Issuer, the Swing Line Lender and each Lender.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Commitment” means, as to each Dollar Lender, the obligation of such Dollar Lender to (i) make Dollar Loans pursuant to Section 2.01(b), (ii) purchase participations in Dollar L/C Obligations and (iii) purchase participations in Dollar Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Dollar Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Dollar Equivalent” means, (a) at any time as to any amount denominated in a Foreign Currency, the equivalent amount in Dollars as determined by the Administrative Agent at such time on the basis of the Foreign Exchange Rate for the purchase of Dollars with such Foreign Currency on the most recent Calculation Date for such Foreign Currency and (b) with respect to any amount expressed in Dollars, such amount.

“Dollar Extending Lender” has the meaning specified in Section 2.16(e).

“Dollar Extensions of Credit” means, as to any Dollar Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Dollar Loans held by such Lender then outstanding, (b) such Lender’s Applicable Dollar Percentage of the Dollar L/C Obligations then outstanding and (c) such Lender’s Applicable Dollar Percentage of the aggregate principal amount of Dollar Swing Line Loans then outstanding.

“Dollar L/C Borrowing” means an extension of credit resulting from a drawing under any Dollar Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“Dollar L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Dollar Letters of Credit plus the aggregate of all Unreimbursed Amounts with respect thereto, including all Dollar L/C Borrowings.

“Dollar Lender” means (a) on the Closing Date, the Lenders designated as having Dollar Commitments on Schedule 2.01 under the heading “Dollar Lenders” and (b) thereafter, the Lenders from time to time holding Loans made pursuant to Dollar Commitments or holding Dollar Commitments, after giving effect to any assignments thereof permitted by this Agreement.

“Dollar Letters of Credit” means Letters of Credit that utilize the Dollar Commitments.

“Dollar Loan” means a Revolving Credit Loan under the Dollar Tranche.

“Dollar Note” means a promissory note made by the Borrower in favor of a Dollar Lender evidencing Dollar Loans or Dollar Swing Line Loans, as the case may be, made by such Dollar Lender, substantially in the form of Exhibit D-2.

“Dollar Swing Line Loans” means Swing Line Loans that utilize the Dollar Commitments.

“Dollar Tranche” means the Dollar Commitments and the provisions herein related to the extensions of credit made thereunder.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (h) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; or (i) with respect to any Foreign Plan, the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered.

“Euro” means the single currency of participating member states of the European Monetary Union introduced in accordance with the provisions of Article 109(1)4 of the Treaty of Rome of March 25, 1957 (as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992 and came into force on November 1, 1993) as amended from time to time) and as referred to in legislative measures of the European Union for the introduction of, changeover to or operating of the euro in one or more member states.

“Eurocurrency Base Rate” means, with respect to each day during each Interest Period pertaining to a Eurocurrency Rate Loan, the rate per annum determined on the basis of the rate for deposits in Dollars or the relevant Foreign Currency for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period (for Eurocurrency Rate Loans denominated in Sterling, on the first day of such Interest Period). If such rate is not available at such time for any reason, then the “Eurocurrency Base Rate” for such Interest Period shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such availability or agreement, by reference to the rate at which deposits in the relevant currency and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (for Eurocurrency Rate Loans denominated in Sterling, on the first date of such Interest Period).

“Eurocurrency Rate Competitive Loan” means any Competitive Loan which is a Eurocurrency Rate Loan.

“Eurocurrency Rate” means, with respect to each day during each Interest Period pertaining to a Eurocurrency Rate Loan, a rate per annum determined for such day in accordance with the following formula:

Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Eurocurrency Reserve Requirements” means, for any day as applied to a Eurocurrency Rate Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the FRB or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB) maintained by a member bank of the Federal Reserve System.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender or any L/C Issuer or required to be withheld or deducted from a payment to any such Person: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Person being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to the Administrative Agent’s, any Lender’s or any L/C Issuer’s failure to comply with Section 3.01(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Credit Agreement dated as of December 21, 2007, by and among the Borrower, the financial institutions party thereto as lenders, Bank of America, N.A. as administrative agent and the other parties thereto.

“Existing Letter of Credit” means the letter of credit identified on Schedule 2.04 hereto that is outstanding on the Closing Date, which shall be deemed, on and after the Closing Date, to have been issued hereunder.

“Extending Lender” has the meaning specified in Section 2.16(f).

“Facility” means the Term Loan Facility or the Revolving Credit Facility, as the context may require

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to JPMorgan Chase Bank on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means the letter agreements, dated July 26, 2012, among the Borrower, the Arrangers and the other parties thereto.

“Fixed Rate” means, with respect to any Competitive Loan (other than a Eurocurrency Rate Competitive Loan), the fixed rate of interest per annum (expressed in the form of a decimal rounded to no more than nine decimal places) specified by the Revolving Credit Lender making such Competitive Loan in its related Competitive Bid.

“Fixed Rate Loan” means any Competitive Loan bearing interest at a Fixed Rate.

“Foreign Currency” means Euros, Sterling, Canadian Dollars and, at the request of the Borrower, any lawful currency (other than Dollars) that is (a) readily available and freely transferable and convertible into Dollars and (b) is available in the London interbank deposit market. In the case of any such request with respect to the making of Multicurrency Loans, such request shall be subject to the agreement of the Administrative Agent and each of the Multicurrency Lenders.

“Foreign Exchange Rate” means, with respect to any Foreign Currency on a particular date, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., London time, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not, or ceases to, so appear on any Reuters World Currency Page, the “Foreign Exchange Rate” with respect to such Foreign Currency shall be determined by reference to such other publicly available source for determining exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such “Foreign Exchange Rate” shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Foreign Currency are then being conducted, at or about 11:00 a.m., local time, on such date for the purchase of Dollars with such Foreign Currency for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Foreign Lender” means any Lender that is not a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Foreign Plan” means each Plan that is not subject to US law and is maintained or contributed to by the Borrower or any ERISA Affiliate.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning specified in Section 2.04(c)(i).

“Increase Effective Date” has the meaning specified in Section 2.17(d).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)        all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)        the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)        net obligations of such Person under any Swap Contract due and payable at the time of determination;

(d)        all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)        indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)        all Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations of such Person;

(g)        all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, except to the extent such obligations may be satisfied by the payment of Equity Interests issued by such obligated Person, which Equity Interests do not constitute Indebtedness; and

(h)        all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include all other Indebtedness of the types specified in clauses (a) through (h) above of Persons other than the Borrower or any Subsidiary, which Indebtedness is (x) of the types referred to in clauses (a) through (f) above and (y) recourse to the Borrower or any Subsidiary. For purposes of clause (c) above, the amount of any net obligation under any Swap Contract on any date of determination shall be the Swap Termination Value thereof as determined in accordance with clause (a) of the definition of “Swap Termination Value.”

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurocurrency Rate Loan or a Fixed Rate Loan (unless otherwise specified in the applicable Competitive Bid Request) exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, (a) as to each Eurocurrency Rate Loan, (i) initially, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and (ii) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Eurocurrency Rate Loan and, in the case of either clause (i) or (ii), ending one, two, three or six months thereafter (or, if available to all affected Lenders, one week thereafter), as selected by the Borrower in its Committed Loan Notice or such other period that is twelve months or less requested by the Borrower and consented to by all Lenders and (b) as to any Fixed Rate Loan, the period commencing on the date of such Loan and ending on the date specified in the Competitive Bid Request in which the offer to make such Fixed Rate Loan was extended; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(ii)          any Interest Period having a duration of more than one week that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)         no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.19.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Issuer Sublimit” means, with respect to any Lender becoming an L/C Issuer after the Closing Date, such amount as may be separately agreed in writing between such L/C Issuer and the Borrower from time to time (which such agreement shall be promptly delivered to the Administrative Agent upon execution), provided that the Issuer Sublimit with respect to any Person that ceases to be an L/C Issuer for any reason pursuant to the terms hereof shall be $0 (subject to the previously issued Letters of Credit of such Person remaining outstanding in accordance with the provisions hereof) (it being understood that Bank of America, N.A. shall only be an L/C Issuer with respect to the Existing Letter of Credit).

“JPMorgan Chase Bank” means JPMorgan Chase Bank, N.A. and its successors.

“Judgment Currency” has the meaning specified in Section 10.18.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (i) JPMorgan Chase Bank in its capacity as issuer of Letters of Credit hereunder and each other Lender which at the Borrower’s request agrees to act as an L/C Issuer and which is reasonably acceptable to the Administrative Agent, or any successor issuer of Letters of Credit hereunder and (ii) solely for the purposes of the Existing Letter of Credit, Bank of America, N.A. in its capacity as the issuer of the Existing Letter of Credit.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Dollar Letters of Credit and Multicurrency Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all Dollar L/C Borrowings and Multicurrency L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lender Party” has the meaning specified in Section 10.07.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder, which shall be deemed to include the Existing Letter of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means, on any date of determination with respect to any L/C Issuer, the day that is seven days prior to the applicable Maturity Date then in effect with respect to such L/C Issuer (or, if such day is not a Business Day, the immediately preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.04(i).

“Letter of Credit Subfacility” means the letter of credit subfacility established pursuant to Section 2.04.

“Letter of Credit Sublimit” means an amount equal to $50,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, and the Fee Letters.

“Margin” means, as to any Eurocurrency Rate Competitive Loan, the margin (expressed as a percentage rate per annum in the form of a decimal rounded to no more than nine places) to be added to or subtracted from the Eurocurrency Rate in order to determine the interest rate applicable to such Loan, as specified in the Competitive Bid relating to such Loan.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, liabilities (actual or contingent), or financial condition of the Borrower and its Subsidiaries, taken as a whole; or (b) an impairment of material rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Borrower to perform its material obligations under any Loan Document.

“Material Disposition” has the meaning specified in Section 7.04.

“Material Investment” has the meaning specified in Section 7.02.

“Material Subsidiary” means a “significant subsidiary” as such term is defined in Regulation S-X, 17 C.F.R. §210.

“Maturity Date” means, on any date of determination, (a) with respect to the Dollar Loans of a Dollar Lender and the Multicurrency Loans of a Multicurrency Lender, the later of (i) September 10, 2017, or (ii) if such Dollar Lender or Multicurrency Lender, as the case may be, agreed to extend the Maturity Date pursuant to Section 2.16, such extended Maturity Date as determined pursuant to such Section; (b) with respect to the Swing Line, the later of (i) September 10, 2017, or (ii) if the Swing Line Lender (or the applicable Revolving Credit Lender on behalf of the Swing Line Lender) agreed to extend the Maturity Date pursuant to Section 2.16, such extended Maturity Date as determined pursuant to such Section; (c) with respect to the obligations of any L/C Issuer under the Letter of Credit Subfacility, the later of (i) September 10, 2017, or (ii) if such L/C Issuer (or the applicable Revolving Credit Lender on behalf of such L/C Issuer) agreed to extend the Maturity Date pursuant to Section 2.16, such extended Maturity Date as determined pursuant to such Section; (d) in the case of a Competitive Loan, the maturity date therefor, as specified in the related Competitive Bid Request and (e) with respect to the Term Loan Facility, September 10, 2017; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Maximum Rate” has the meaning specified in Section 10.09.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multicurrency Commitment” means, as to each Multicurrency Lender, the obligation of such Multicurrency Lender to (i) make Multicurrency Loans pursuant to Section 2.01(c), (ii) purchase participations in Multicurrency L/C Obligations and (iii) purchase participations in Multicurrency Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Multicurrency Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Multicurrency Extending Lender” has the meaning specified in Section 2.16(f).

“Multicurrency Extensions of Credit” means, as to any Multicurrency Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Multicurrency Loans held by such

Lender then outstanding (including the Dollar Equivalent of all Multicurrency Loans then outstanding in Foreign Currencies), (b) such Lender’s Applicable Multicurrency Percentage of the Multicurrency L/C Obligations then outstanding (including the Dollar Equivalent of Multicurrency L/C Obligations then outstanding in Foreign Currencies) and (c) such Lender’s Applicable Multicurrency Percentage of the aggregate principal amount of Multicurrency Swing Line Loans then outstanding.

“Multicurrency L/C Borrowing” means an extension of credit resulting from a drawing under any Multicurrency Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“Multicurrency L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Multicurrency Letters of Credit plus the aggregate of all Unreimbursed Amounts with respect thereto, including all Multicurrency L/C Borrowings.

“Multicurrency Lender” means (a) on the Closing Date, the Lenders designated as having Multicurrency Commitments on Schedule 2.01 under the heading “Multicurrency Lenders” and (b) thereafter, the Lenders from time to time holding Loans made pursuant to Multicurrency Commitments or holding Multicurrency Commitments, after giving effect to any assignments thereof permitted by this Agreement.

“Multicurrency Letters of Credit” means Letters of Credit that utilize the Multicurrency Commitments.

“Multicurrency Loan” means a Revolving Credit Loan under the Multicurrency Tranche.

“Multicurrency Note” means a promissory note made by the Borrower in favor of a Multicurrency Lender evidencing Multicurrency Loans or Multicurrency Swing Line Loans, as the case may be, made by such Multicurrency Lender, substantially in the form of Exhibit D-3.

“Multicurrency Swing Line Loans” means Swing Line Loans that utilize the Multicurrency Commitments.

“Multicurrency Tranche” means the Multicurrency Commitments and the provisions herein related to the extensions of credit made thereunder.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Negative Pledge” has the meaning specified in Section 7.01(a).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” has the meaning specified in Section 2.16(b).

“Non-Extension Notice Date” has the meaning specified in Section 2.04(b)(iii).

“Note” means a Term Note, a Dollar Note or a Multicurrency Note as the context may require.

“Notice Date” has the meaning specified in Section 2.16(b).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Currency” has the meaning specified in Section 10.18.

“Other Connection Taxes” means, with respect to the Administrative Agent, a Lender or an L/C Issuer, as applicable, Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.13).

“Outstanding Amount” means (i) with respect to Term Loans, Dollar Loans, Multicurrency Loans, Dollar Swing Line Loans and Multicurrency Swing Line Loans, on any date, the aggregate outstanding Dollar Equivalent of the principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Dollar Loans, Multicurrency Loans, Dollar Swing Line Loans and Multicurrency Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any Dollar L/C Obligations and Multicurrency L/C Obligations, on any date, the Dollar Equivalent of the amount of such Dollar L/C Obligations and/or Multicurrency L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Patriot Act” has the meaning specified in Section 10.17.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Disposition” means the following Dispositions, so long as no Event of Default exists immediately after giving effect thereto:

(a)	Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)	Dispositions of inventory in the ordinary course of business;

(c)

Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)	Dispositions of property by any Subsidiary in compliance with Section 7.07 (i) to the Borrower or (ii) to a wholly-owned Subsidiary;

(e)	Dispositions in the form of Investments to the extent permitted under Section 7.02;

(f)

Dispositions in the form of leases, licenses or subleases of property in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Subsidiaries; and

(g)	Dispositions in the form of assignments and licenses of IP Rights of the Borrower and its Subsidiaries in the ordinary course of business.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA, established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Public Lender” has the meaning specified in Section 6.02.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Rental Expenses” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of all rentals payable under leases of real, personal, or mixed property.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Representatives” has the meaning specified in Section 10.07.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, (c) with respect to a Swing Line Loan, a Swing Line Loan Notice and (d) with respect to a Borrowing of Competitive Loans, a Competitive Bid Request.

“Required Dollar Lenders” means, as of any date of determination, Dollar Lenders holding more than 50% of the sum of the (a) Total Dollar Outstandings (with the aggregate amount of each Dollar Lender’s risk participation and funded participation in Dollar L/C Obligations and Dollar Swing Line Loans being deemed “held” by such Dollar Lender for purposes of this definition) and (b) aggregate unused Dollar Commitments; provided that the unused Dollar Commitment of, and the portion of the Total Dollar Outstandings held or deemed held by, any Dollar Lender that is a Defaulting Lender shall be excluded for purposes of making a determination of Required Dollar Lenders.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Multicurrency Lenders” means, as of any date of determination, Multicurrency Lenders holding more than 50% of the sum of the (a) Total Multicurrency Outstandings (with the aggregate amount of each Multicurrency Lender’s risk participation and funded participation in Multicurrency L/C Obligations and Multicurrency Swing Line Loans being deemed “held” by such Multicurrency Lender for purposes of this definition) and (b) aggregate unused Multicurrency Commitments; provided that the unused Multicurrency Commitment of, and the portion of the Total Multicurrency Outstandings held or deemed held by, any Multicurrency Lender that is a Defaulting Lender shall be excluded for purposes of making a determination of Required Multicurrency Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Reset Date” has the meaning specified in Section 2.18(a).

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or chief accounting officer of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Sections 2.01(b) and (c).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Dollar Loans and/or Multicurrency Loans, as the case may be, to the Borrower pursuant to Sections 2.01(b) and (c), (b) purchase participations in Dollar L/C Obligations and/or Multicurrency L/C Obligations, as the case may be, and (c) purchase participations in Dollar Swing Line Loans and/or Multicurrency Swing Line Loans, as the case may be, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” means a Loan made pursuant to Sections 2.01(b) or (c).

“Revolving Extensions of Credit” means, as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans held by such Revolving Credit Lender then outstanding, (b) such Lender’s Applicable Revolving Credit Percentage of the L/C Obligations then outstanding and (c) such Lender’s Applicable Revolving Credit Percentage of the aggregate principal amount of Swing Line Loans then outstanding.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Solvent” and “Solvency” mean, with respect to any Person, on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sterling” means lawful money of the United Kingdom.

“Subject Anniversary Date” has the meaning specified in Section 2.16(a).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the swing line subfacility established pursuant to Section 2.05.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.05.

“Swing Line Lender” means JPMorgan Chase Bank in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.05(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.05(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Syndication Agent” means each of The Bank of Tokyo-Mitsubishi UFJ, Ltd., Regions Bank and U.S. Bank National Association, each in their capacity as a syndication agent under any of the Loan Documents, or any successor syndication agent.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Target Day” means any day on which (i) Target2 is open for settlement of payments in Euro and (ii) banks are open for dealings in deposits in Euro in the London interbank market.

“Target2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means an advance made by a Term Loan Lender under the Term Loan Facility.

“Term Loan Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term Loan Lenders pursuant to Section 2.01(a).

“Term Loan Commitment” means, as to each Term Loan Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(a), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Loan Lender’s name on Schedule 2.01 under the caption “Term Loan Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Loan Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term Loan Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Loan Commitments at such time, and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Loan Lenders outstanding at such time.

“Term Loan Lender” means at any time, (a) on or prior to the Closing Date, any Lender that has a Term Loan Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.

“Term Note” means a promissory note made by the Borrower in favor of a Term Loan Lender evidencing Term Loans made by such Term Loan Lender, substantially in the form of Exhibit D-1.

“Threshold Amount” means $50,000,000.

“Total Dollar Commitment” means, at any time, the aggregate amount of the Dollar Commitments as in effect at such time.

“Total Dollar Outstandings” means the aggregate Outstanding Amount of all Dollar Loans, Dollar L/C Obligations and Dollar Swing Line Loans.

“Total Multicurrency Commitment” means, at any time, the aggregate amount of the Multicurrency Commitments as in effect at such time.

“Total Multicurrency Outstandings” means the aggregate Outstanding Amount of all Multicurrency Loans, Multicurrency L/C Obligations and Multicurrency Swing Line Loans.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Type” means, with respect to (a) a Revolving Credit Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan and (b) a Competitive Loan, its character as a Eurocurrency Rate Competitive Loan or a Fixed Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.04(c)(i).

“Withholding Agent” means the Borrower and the Administrative Agent, as applicable.

1.02.    Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)       The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)       In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)       Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03.    Accounting Terms.

(a)       Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)       Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04.    Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05.    Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06.    Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01.    The Loans.

(a)       Term Loan Borrowing.  Subject to the terms and conditions set forth herein, each Term Loan Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Term Loan Lender’s Term Loan Commitment. The Term Loan Borrowing shall consist of Term Loans made simultaneously by the Term Loan Lenders in accordance with their respective Applicable Percentage of the Term Loan Facility. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b)       Dollar Loan Borrowing.  Subject to the terms and conditions set forth herein, each Dollar Lender severally agrees to make Revolving Credit Loans to the Borrower in Dollars from time to time, on any Business Day during the applicable Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Dollar Lender’s Dollar Commitment; provided, however, that immediately after giving effect to any such Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings plus the aggregate Dollar Equivalent of the principal amount of outstanding Competitive Loans shall not exceed the Revolving Credit Facility, (ii) the Total Dollar Outstandings shall not exceed the Total Dollar Commitment and (iii) the Available Dollar Commitment of any Dollar Lender shall not be less than zero. Within the limits of each Dollar Lender’s Dollar Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.06, and reborrow under this Section 2.01(b). Dollar Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(c)       Multicurrency Loan Borrowing.  Subject to the terms and conditions set forth herein, each Multicurrency Lender severally agrees to make Revolving Credit Loans to the Borrower in Dollars or any Foreign Currency from time to time, on any Business Day during the applicable Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Multicurrency Lender’s Multicurrency Commitment; provided, however, that immediately after giving effect to any such Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings plus the aggregate Dollar Equivalent of the principal amount of outstanding Competitive Loans shall not exceed the Revolving Credit Facility, (ii) the Total Multicurrency Outstandings shall not exceed the Total Multicurrency Commitment and (iii) the Available Multicurrency Commitment of any Multicurrency Lender shall not be less than zero. Within the limits of each Multicurrency Lender’s Multicurrency Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(c), prepay under Section 2.05, and reborrow under this Section 2.01(c). Multicurrency Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein; provided, however, that each Multicurrency Loan denominated in any Foreign Currency shall be a Eurocurrency Rate Loan.

2.02.    Borrowings, Conversions and Continuations of Loans.

(a)       Each Term Loan Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone; provided that notice of any Eurocurrency Rate Loan denominated in any Foreign Currency must be made in writing. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.03. Each such notice must be received by the Administrative Agent not later than (i) in the case of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or of any conversion of Eurocurrency Rate Loans to Base Rate Loans denominated in Dollars, 11:00 a.m.

three Business Days prior to the requested date of such Borrowing, conversion or continuation, (ii) in the case of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in a Foreign Currency, at such times prior to the requested date of such Borrowing, conversion or continuation as set forth on the Administrative Schedule, and (iii) in the case of any Borrowing of Base Rate Loans, 11:00 a.m. on the requested date of such Borrowing; provided, however, that if the Borrower wishes to request Eurocurrency Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m. three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Except as provided in Section 2.03, each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 (or in the case of any Foreign Currency, as set forth on the Administrative Schedule) or a whole multiple of $500,000 in excess thereof (or in the case of any Foreign Currency, as set forth on the Administrative Schedule). Except as provided in Sections 2.04(c) and 2.05(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Loan Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, (v) in the case of Revolving Credit Loans, whether such Loan shall constitute a Borrowing under the Dollar Tranche or the Multicurrency Tranche, (vi) in the case of Borrowings under the Multicurrency Tranche, the currency of Loans to be borrowed and (vii) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, (i) Base Rate Loans in the case of any Borrowing denominated in Dollars and (ii) a Eurocurrency Rate Loan with an Interest Period of one month, in the case of a Borrowing denominated in a Foreign Currency. Any such automatic conversion shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. If the Borrower requests a Borrowing of Revolving Credit Loans denominated in Dollars in any such Committed Loan Notice, but fails to specify whether such Borrowing shall constitute a Dollar Loan or a Multicurrency Loan, it will be deemed to have specified a Borrowing under the Dollar Tranche.

(b)       Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term Loans, Dollar Loans or Multicurrency Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or Eurocurrency Rate Loans described in the preceding subsection. In the case of a Term Loan Borrowing or a Revolving Credit Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. (or in the case of Multicurrency Loans denominated in a Foreign Currency, as set forth on the Administrative Schedule) on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of JPMorgan Chase Bank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings as provided in Section 2.04(c), and second, shall be made available to the Borrower as provided above.

(c)       The Borrower may elect to convert a Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurocurrency Rate Loan, may elect the Interest Period therefor, all as provided in this Section; provided that (i) a Borrowing denominated in one currency may not be continued as, or converted to, a Borrowing in a different currency, (ii) no Eurocurrency Rate Borrowing denominated in a Foreign Currency may be continued if, after giving effect thereto, (x) the Total Multicurrency Outstandings would exceed the Total Multicurrency Commitment or (y) the sum of the Total Revolving Credit Outstandings plus the aggregate Dollar Equivalent of the principal amount of outstanding Competitive Loans would exceed the aggregate amount of the Revolving Credit Commitments, and (iii) a Eurocurrency Rate Borrowing denominated in a Foreign Currency may not be converted to a Borrowing of a different Type. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the relevant Lenders holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall be considered a separate Borrowing. This Section shall not apply to Competitive Loans or Swing Line Loans, which may not be converted or continued. Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default is continuing (A) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Rate Borrowing, (B) unless repaid, each Eurocurrency Rate Borrowing denominated in Dollars shall be converted to a Base Rate Borrowing at the end of the Interest Period therefor and (C) no outstanding Eurocurrency Rate Borrowing denominated in a Foreign Currency may have an Interest Period of more than one month’s duration; provided that, notwithstanding the foregoing, nothing herein shall prevent the exercise of the rights and remedies provided for in Section 8.02 upon the occurrence of an Event of Default.

(d)       The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in JPMorgan Chase Bank’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)       After giving effect to all Term Loan Borrowings, all conversions of Term Loans from one Type to the other, all continuations of Term Loans as the same Type, all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to the Facilities. There shall be no more than ten Borrowings of Multicurrency Loans denominated in a Foreign Currency outstanding at any time.

2.03.    Competitive Bid Procedure.

(a)        Subject to the terms and conditions set forth herein, from time to time prior to the termination of the Revolving Credit Commitments the Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans denominated in Dollars or in any Foreign Currency; provided that, immediately after giving effect to any Competitive Loan Borrowing, (i) the aggregate Dollar Equivalent of the principal amount of all outstanding Competitive Loans shall not exceed an amount equal to 50% of the Revolving Credit Facility and (ii) the sum of the Total Revolving Credit Outstandings plus the aggregate Dollar Equivalent of the principal amount of outstanding Competitive Loans shall not exceed the Revolving Credit Facility. In order to request Competitive Bids, the Borrower shall deliver to the Administrative Agent a duly completed Competitive Bid Request substantially in the form of Exhibit C-1, to be received by the Administrative Agent (i) in the case of a Eurocurrency Rate Competitive Loan in Dollars, not later than 10:00 a.m. four Business Days before a proposed Competitive Loan, (ii) in the case of a Eurocurrency Rate Competitive Loan in a Foreign Currency, not later than 10:00 a.m., London time, five Business Days before a proposed Competitive Loan, (iii) in the case of a Fixed Rate Loan in Dollars, not later than 10:00 a.m. two Business Days before a proposed Competitive Loan and (iv) in the case of a Fixed Rate Loan in a Foreign Currency, not later than 10:00 a.m., London time, five Business Days before a proposed Competitive Loan. A Competitive Bid Request that does not conform substantially to the format of Exhibit C-1 may be rejected in the Administrative Agent’s discretion (exercised in good faith), and the Administrative Agent shall promptly notify the Borrower of such rejection by telephone, confirmed in writing. A Competitive Bid Request shall in each case refer to this Agreement and specify (u) whether the Competitive Loan then being requested is to be a Eurocurrency Rate Competitive Loan or a Fixed Rate Loan; (v) the currency in which such Competitive Loan is to be denominated; (w) the date on which such Competitive Loan is to be made (which shall be a Business Day) and the aggregate principal amount thereof which shall be in a minimum principal amount of $10,000,000 (or in the case of any Foreign Currency, an approximate equivalent thereof as determined by the Administrative Agent) and, in the case of a Competitive Bid for a Competitive Loan in Dollars, in an integral multiple of $1,000,000; (x) the maturity date of such Borrowing, which date shall not be less than seven days or more than 270 days after the date of such Borrowing; (y) the Interest Period with respect thereto; and (z) the location and number of the Borrower’s account to which funds are to be disbursed. Promptly after its receipt of a Competitive Bid Request that is not rejected as aforesaid (and in any event by 5:00 p.m. on the date of such receipt if such receipt occurs by the time specified in the first sentence of this paragraph), the Administrative Agent shall invite by telecopier or, subject to Section 10.02(b), electronic communication (substantially in the form set forth in Exhibit C-2) the Revolving Credit Lenders to bid, on the terms and conditions of this Agreement, to make Competitive Loans pursuant to such Competitive Bid Request.

(b)        Each Revolving Credit Lender may, in its sole discretion, make one or more Competitive Bids to the Borrower responsive to a Competitive Bid Request. Each Competitive Bid must be received by the Administrative Agent by telecopier or, subject to Section 10.02(b), electronic communication, substantially in the form of Exhibit C-3, (i) in the case of a Eurocurrency Rate Competitive Loan in Dollars, not later than 9:30 a.m. three Business Days before a proposed Competitive Loan, (ii) in the case of a Eurocurrency Rate Competitive Loan in a Foreign Currency, not later than 9:30 a.m., London time, four Business Days before a proposed Competitive Loan, (iii) in the case of a Fixed Rate Loan in Dollars, not later than 9:30 a.m. one Business Day before a proposed Competitive Loan, and (iv) in the case of a Fixed Rate Loan in a Foreign Currency, not later than 9:30 a.m., London time, four Business Days before a proposed Competitive Loan. Multiple Competitive Bids will be accepted by the Administrative Agent. Competitive Bids that do not conform substantially to the format of Exhibit C-3 may be rejected by the Administrative Agent after conferring with, and upon the instruction of, the Borrower, and the Administrative Agent shall notify the Revolving Credit Lender making such nonconforming Competitive Bid of such rejection as soon as practicable. Each Competitive Bid shall refer to this Agreement and specify (x) the principal amount in the relevant currency (which shall be in a minimum principal amount of $10,000,000 (or in the case of any Foreign Currency, an approximate equivalent thereof as determined by the Administrative Agent) and, in the case of a Competitive Bid for a Competitive Loan in Dollars, in an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Loan requested by the Borrower) of the Competitive Loan or Loans that the applicable Lender is willing to make to the Borrower, (y) the Competitive Bid Rate or Rates at which such Lender is prepared to make the Competitive Loan or Loans and (z) the Interest Period and the last day thereof. A Competitive Bid submitted pursuant to this paragraph (b) shall be irrevocable (subject to the satisfaction of the conditions to borrowing set forth in Article IV).

(c)       The Administrative Agent shall promptly (and in any event by (i) in the case of a Eurocurrency Rate Competitive Loan in Dollars, 10:00 a.m. three Business Days before a proposed Competitive Loan, (ii) in the case of a Eurocurrency Rate Competitive Loan in a Foreign Currency, 3:00 p.m., London time, four Business Days before a proposed Competitive Loan, (iii) in the case of a Fixed Rate Loan in Dollars, 10:00 a.m. one Business Day before a proposed Competitive Loan, and (iv) in the case of a Fixed Rate Loan in a Foreign Currency, 3:00 p.m., London time, four Business Days before a proposed Competitive Loan) notify the Borrower by telecopier or, subject to Section 10.02(b), electronic communication of all the Competitive Bids made, the Competitive Bid Rates and the principal amount in the relevant currency of each Competitive Loan in respect of which a Competitive Bid was made and the identity of the Revolving Credit Lender that made each Competitive Bid. The Administrative Agent shall send a copy of all Competitive Bids to the Borrower for its records as soon as practicable after completion of the bidding process set forth in this Section 2.03.

(d)       The Borrower may in its sole and absolute discretion, subject only to the provisions of this paragraph (d), accept or reject any Competitive Bid referred to in paragraph (c) above. The Borrower shall notify the Administrative Agent by telephone, confirmed by telecopier or, subject to Section 10.02(b), electronic communication in such form as may be agreed upon by the Borrower and the Administrative Agent, whether and to what extent it has decided to accept or reject any of or all the Competitive Bids referred to in paragraph (c) above, (i) in the case of a Eurocurrency Rate Competitive Loan in Dollars, not later than 11:00 a.m. three Business Days before a proposed Competitive Loan, (ii) in the case of a Eurocurrency Rate Competitive Loan in a Foreign Currency, not later than 11:00 a.m., London time, three Business Days before a proposed Competitive Loan, (iii) in the case of a Fixed Rate Loan in Dollars, not later than 11:00 a.m. one Business Day before a proposed Competitive Loan, and (iv) in the case of a Fixed Rate Loan in a Foreign Currency, not later than 3:00 p.m., London time, three Business Days before a proposed Competitive Loan; provided, however, that (A) the failure by the Borrower to give such notice shall be deemed to be a rejection of all the Competitive Bids referred to in paragraph (c) above, (B) the Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if it has decided to reject a Competitive Bid made at a lower Competitive Bid Rate, (C) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the principal amount specified in the Competitive Bid Request (but may be less than that requested), (D) if the Borrower shall accept a Competitive Bid or Competitive Bids made at a particular Competitive Bid Rate but the amount of such Competitive Bid or Competitive Bids shall cause the total amount of Competitive Bids to be accepted by it to exceed the amount specified in the Competitive Bid Request, then the Borrower shall accept a portion of such Competitive Bid or Competitive Bids in an amount equal to the amount specified in the Competitive Bid Request less the amount of all other Competitive Bids accepted with respect to such Competitive Bid Request, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid at such Competitive Bid Rate, and (E) except pursuant to clause (D) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $10,000,000 (or in the case of any Foreign Currency, an approximate equivalent thereof as determined by the Administrative Agent) and, in the case of a Competitive Bid for a

Competitive Loan in Dollars, an integral multiple of $1,000,000; provided, further, however, that if a Competitive Loan must be in an amount less $10,000,000 (or in the case of any Foreign Currency, an approximate equivalent thereof as determined by the Administrative Agent) because of the provisions of clause (D) above, such Competitive Loan may be for a minimum of, in the case of a Competitive Bid for a Competitive Loan in Dollars, $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (D) above the amounts shall be rounded to integral multiples of the equivalent of $1,000,000 (or, in the case of a Competitive Bid for a Competitive Loan in a Foreign Currency, a multiple selected by the Administrative Agent) in a manner which shall be in the discretion of the Borrower. A notice given by the Borrower pursuant to this paragraph (d) shall be irrevocable except as otherwise provided in Section 3.03.

(e)       The Administrative Agent shall promptly notify each bidding Revolving Credit Lender whether or not its Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate) by telecopy or, subject to Section 10.02(b), electronic communication sent by the Administrative Agent, and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

(f)       On the date a Competitive Loan is to be made, the Revolving Credit Lender making such Loan shall (i) if such Competitive Loan is to be made in Dollars, make available its share of such Competitive Loan in Dollars not later than 2:00 p.m. in immediately available funds, in New York to the Administrative Agent as notified by the Administrative Agent by one Business Days’ notice and (ii) if such Competitive Loan is to be made in a Foreign Currency, make available its share of such Competitive Loan in such Foreign Currency not later than 11:00 a.m. London time, in immediately available funds, in London to the Administrative Agent as notified by the Administrative Agent by one Business Day’s notice.

(g)       If the Lender which is the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Revolving Credit Lender, it shall submit such Competitive Bid directly to the Borrower at least one quarter of an hour earlier than the latest time at which the other Revolving Credit Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) above.

(h)       All notices required by this Section 2.03 shall be given in accordance with Section 10.02.

(i)        Except for prepayments required to comply with Section 2.18(d), the Borrower shall not have the right to prepay any Competitive Loan without the consent of the Revolving Credit Lender making such Competitive Loan.

2.04.    Letters of Credit.

(a)       The Letter of Credit Commitment.

           (i)         Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.04, (1) from time to time on any Business Day during the period from the Closing Date until the applicable Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit issued by it utilizing Commitments under the Dollar Tranche and/or the Multicurrency Tranche, as applicable; and (B)(1) the Dollar Lenders severally agree to participate in Dollar Letters of Credit issued for the account of the Borrower and any drawings thereunder and (2) the Multicurrency Lenders severally agree to participate in Multicurrency Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that immediately after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (v)(1) in the case of a Dollar Letter of Credit, the Total Dollar Outstandings shall not exceed the Total Dollar Commitment, (2) in the case of a Multicurrency Letter of Credit, the Total Multicurrency Outstandings shall not exceed the Total Multicurrency Commitment and (3) the Total Revolving Credit Outstandings plus the aggregate Dollar Equivalent of the principal amount of outstanding Competitive Loans shall not exceed the Revolving Credit Facility, (w) in the case of a Dollar Letter of Credit, the Available Dollar Commitment of any Dollar Lender shall not be less than zero, (x) in the case of a Multicurrency Letter of Credit, the Available Multicurrency Commitment of any Multicurrency Lender shall not be less than zero, (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit and (z) the Outstanding Amount of the L/C Obligations in respect of Letters of Credit issued by the L/C Issuer to issue such Letter of Credit shall not exceed such L/C Issuer’s Issuer Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)      An L/C Issuer shall not issue any Letter of Credit, if:

(A)      the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance (or in the case of Auto-Extension Letters of Credit contemplated in Section 2.04(b)(iii), more than twelve months after the effective date of the most-recent extension of such Letter of Credit) unless such expiry date has been approved by (x) the Required Dollar Lenders in the case of a Dollar Letter of Credit or (y) the Required Multicurrency Lenders in the case of a Multicurrency Letter of Credit; or

(B)      the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (a) all the Dollar Lenders have approved such expiry date in the case of a Dollar Letter of Credit or all the Multicurrency Lenders have approved such expiry date in the case of a Multicurrency Letter of Credit or (b) such Letter of Credit shall have been Cash Collateralized or otherwise backstopped, in each case in a manner acceptable to the applicable L/C Issuer.

(iii)     An L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)      any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, including with respect to any foreign currencies, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)      the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)      except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Dollar Equivalent of the initial stated amount of such Letter of Credit is less than $100,000, in the case of a standby Letter of Credit;

(D)      in the case of a Dollar Letter of Credit, a default of any Dollar Lender’s obligations to fund under Section 2.04(c) exists or any Dollar Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer of such Letter of Credit has entered into satisfactory arrangements with the Borrower or such Lender to eliminate such L/C Issuer’s risk with respect to such Lender; or

(E)      in the case of a Multicurrency Letter of Credit, a default of any Multicurrency Lender’s obligations to fund under Section 2.04(c) exists or any Multicurrency Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer of such Letter of Credit has entered into satisfactory arrangements with the Borrower or such Lender to eliminate such L/C Issuer’s risk with respect to such Lender.

(iv)     An L/C Issuer shall not amend any Letter of Credit issued by it if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)      An L/C Issuer shall be under no obligation to amend any Letter of Credit issued by it if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)     An L/C Issuer shall act on behalf of the Dollar Lenders with respect to any Dollar Letters of Credit and the Multicurrency Lenders with respect to any Multicurrency Letters of Credit, in each case issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to an L/C Issuer.

(b)       Procedures for Issuance and Amendment of Letters of Credit.

(i)        Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent which may be provided as contemplated by Section 2.04(b)(ii)) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. local time at least two Business Days (or such later date and time as the Administrative Agent and the applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; (H) whether such Letter of Credit is to be a Dollar Letter of Credit or a Multicurrency Letter of Credit; (I) with respect to Multicurrency Letters of Credit, the currency thereof (which shall be in Dollars or a Foreign Currency); and (J) such other matters as such L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may require. Additionally, the Borrower shall furnish to such L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may reasonably require.

(ii)      Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless an L/C Issuer has received written notice from the Administrative Agent, the Borrower or any Dollar Lender in the case of a Dollar Letter of Credit or any Multicurrency Lender in the case of a Multicurrency Letter of Credit, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Dollar Letter of Credit or Multicurrency Letter of Credit, as the case may be, for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Dollar Letter of Credit or Multicurrency Letter of Credit, as the case may be, each Dollar Lender or Multicurrency Lender, as the case may be, shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Dollar Percentage or Applicable Multicurrency Percentage, as the case may be, times the amount of such Dollar Letter of Credit or Multicurrency Letter of Credit, as the case may be.

(iii)     If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.04(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, the Borrower, any Dollar Lender in the case of a Dollar Letter of Credit or any Multicurrency Lender in the case of a Multicurrency Letter of Credit that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv)     Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)       Drawings and Reimbursements; Funding of Participations.

(i)       Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by such L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing in the currency of such drawing. If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Dollar Lender or Multicurrency Lender, as the case may be, of the Honor Date, the amount and the currency of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Dollar Lender’s Applicable Dollar Percentage or Multicurrency Lender’s Applicable Multicurrency Percentage thereof, as the case may be. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of (i) Base Rate Loans, in the case of any Letter of Credit denominated in Dollars, to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Dollar Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice) or (ii) Eurocurrency Rate Loans with an Interest Period of one month, in the case of any Letter of Credit denominated in any Foreign Currency, to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Eurocurrency Rate Loans, but subject to the amount of the unutilized portion of the Multicurrency Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). The failure of the Borrower to reimburse an L/C Issuer for the amount of a drawing under a Letter of Credit issued by such L/C Issuer shall not result in a Default or Event of Default if the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice) would permit the Borrower to borrow Base Rate Loans or Eurocurrency Rate Loans, as the case may be, in the amount of the applicable Unreimbursed Amount.

(ii)      Each Dollar Lender or Multicurrency Lender, as the case may be, shall upon any notice pursuant to Section 2.04(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Office in the applicable currency in which such Letter of Credit was drawn in an amount equal to its Applicable Dollar Percentage or Applicable Multicurrency Percentage, as the case may be, of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.04(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a (i) Base Rate Loan, in the case of any Letter of Credit denominated in Dollars or (ii) Eurocurrency Rate Loan with an Interest Period of one month, in the case of any Letter of Credit denominated in any Foreign Currency, to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii)     With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans or Eurocurrency Rate Loans, as the case may be, because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer a Dollar L/C Borrowing or a Multicurrency L/C Borrowing, as the case may be, in the currency and the amount of the Unreimbursed Amount that is not so refinanced, which such L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.04(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance under the Dollar Commitments or Multicurrency Commitments, as the case may be, from such Lender in satisfaction of its participation obligation under this Section 2.04.

(iv)     Until each Dollar Lender or Multicurrency Lender, as the case may be, funds its Dollar Loan or Multicurrency Loan or L/C Advance pursuant to this Section 2.04(c) to reimburse an L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Dollar Percentage or Applicable Multicurrency Percentage, as the case may be, of such amount shall be solely for the account of such L/C Issuer.

(v)      Each Dollar Lender’s obligation to make Dollar Loans or L/C Advances and each Multicurrency Lender’s obligation to make Multicurrency Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit issued by such L/C Issuer, as contemplated by this Section 2.04(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Dollar Lender’s and each Multicurrency Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse an L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit issued by such L/C Issuer, together with interest as provided herein.

(vi)     If any Dollar Lender or Multicurrency Lender fails to make available to the Administrative Agent for the account of an L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Dollar Loan or Multicurrency Loan, as the case may be, included in the relevant Committed Borrowing or L/C Advance in respect of the relevant Multicurrency L/C Borrowing or Dollar L/C Borrowing, as the case may be. A certificate of an L/C Issuer submitted to any Dollar Lender or Multicurrency Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)       Repayment of Participations.

(i)        At any time after an L/C Issuer has made a payment under any Letter of Credit issued by such L/C Issuer and has received from any Dollar Lender or Multicurrency Lender, as the case may be, such Lender’s L/C Advance in respect of such payment in accordance with Section 2.04(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Dollar Percentage or Applicable Multicurrency Percentage, as the case may be, thereof in the same funds as those received by the Administrative Agent.

(ii)      If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.04(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by an L/C Issuer in its discretion), each Dollar Lender or Multicurrency Lender, as the case may be, shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Dollar Percentage or Applicable Multicurrency Percentage, as the case may be, thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)       Obligations Absolute.    The obligation of the Borrower to reimburse an L/C Issuer for each drawing under each Letter of Credit issued by such L/C Issuer and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)        any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)      the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)     any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)     any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)      any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim by the Borrower of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against an L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)       Role of L/C Issuer.    Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, an L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.04(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and an L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, an L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and an L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)       Cash Collateral.    Upon the request of the Administrative Agent, (i) if an L/C Issuer has honored any full or partial drawing request under any Letter of Credit issued by such L/C Issuer and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, promptly upon demand by the Administrative Agent Cash Collateralize the then Outstanding Amount of all L/C Obligations in the applicable currency of such L/C Obligations. Sections 2.06 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.04, Section 2.06 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the applicable L/C Issuer and the applicable Lenders, as collateral for the L/C Obligations, cash or deposit account balances (collectively “Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuers (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the applicable Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at JPMorgan Chase Bank. Upon the request of the Borrower, to the extent that the amount of Cash Collateral exceeds the aggregate Outstanding Amount of all L/C Obligations required to be Cash Collateralized, the excess shall be promptly refunded to the Borrower. In addition, upon request of the Borrower, following the cessation, cure or waiver of any event of condition giving rise to an obligation to Cash Collateralize under this Agreement, the Cash Collateral shall promptly be refunded to the Borrower.

(h)       Applicability of ISP.    Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit.

(i)       Letter of Credit Fees.    The Borrower shall pay to the Administrative Agent for the account of each Dollar Lender in accordance with its Applicable Dollar Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Dollar Letter of Credit equal to the Applicable Rate times the maximum amount available to be drawn under such Dollar Letter of Credit. The Borrower shall pay to the Administrative Agent, in the currency of the applicable Multicurrency Letter of Credit, for the account of each Multicurrency Lender in accordance with its Applicable Multicurrency Percentage a Letter of Credit Fee for each Multicurrency Letter of Credit equal to the Applicable Rate times the maximum amount available to be drawn under such Multicurrency Letter of Credit. For purposes of computing the maximum amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j)       Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.    The Borrower shall pay directly to an L/C Issuer for its own account a fronting fee with respect to each Letter of Credit in the currency of such Letter of Credit, at the rate per annum as agreed in writing, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to an L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)       Conflict with Issuer Documents.    In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control. If any Letter of Credit Application includes representations and warranties, covenants and/or events of default that do not contain the materiality qualifiers, exceptions or thresholds that are applicable to the analogous provisions of this Agreement or other Loan Documents, or are otherwise more restrictive, the relevant qualifiers, exceptions and thresholds contained herein shall be incorporated therein or, to the extent more restrictive, shall be deemed for the purposes of such Letter of Credit Application to be the same as the analogous provisions herein.

(l)       Letter of Credit Issued for Subsidiaries.    Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(m)     Existing Letters of Credit.    The parties hereto agree that the Existing Letter of Credit shall be deemed a Letter of Credit for all purposes under this Agreement, without any further action by the Borrower.

2.05.   Swing Line Loans.

(a)       The Swing Line.    Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.05, to make loans (each such loan, a “Swing Line Loan”), in Dollars, to the Borrower from time to time on any Business Day during the applicable Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that immediately after giving effect to any Swing Line Loan, (i)(A) the Total Dollar Outstandings shall not exceed the Total Dollar Commitment, (B) the Total Multicurrency Outstandings shall not exceed the Total Multicurrency Commitment and (C) the Total Revolving Credit Outstandings plus the aggregate Dollar Equivalent of the principal amount of outstanding Competitive Loans shall not exceed the Revolving Credit Facility, (ii) the Available Dollar Commitment of any Dollar Lender shall not be less than zero, (iii) the Available Multicurrency Commitment of any Multicurrency Lender shall not be less than zero and (iv) the Outstanding Amount of the Swing Line Loans shall not exceed the Swing Line Sublimit, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.05, prepay under Section 2.06, and reborrow under this Section 2.05. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Dollar Lender, in the case of Dollar Swing Line Loans under the Dollar Tranche and each Multicurrency Lender, in the case of Multicurrency Swing Line Loans under the Multicurrency Tranche, shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Dollar Lender’s Applicable Dollar Percentage or Multicurrency Lender’s Multicurrency Percentage, as the case may be, times the amount of such Swing Line Loan.

(b)      Borrowing Procedures.    Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $1,000,000 (or such lesser amount as may be agreed by the Swing Line Lender), (ii) the requested borrowing date, which shall be a Business Day and (iii) whether such Swing Line Loan shall be a Dollar Swing Line Loan or a Multicurrency Swing Line Loan. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.05(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c)      Refinancing of Swing Line Loans.

(i)      The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Dollar Lender and/or Multicurrency Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Dollar Percentage or Applicable Multicurrency Percentage, as the case may be, of the amount of Dollar Swing Line Loans or Multicurrency Swing Line Loans then outstanding, as the case may be. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portions of the Dollar Tranche and/or the Multicurrency Tranche and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Dollar Lender or Multicurrency Lender, as the case may be, shall make an amount equal to its Applicable Dollar Percentage or Applicable Multicurrency Percentage, as the case may be, of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.05(c)(ii), each such Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)     If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.05(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Dollar Lenders or Multicurrency Lenders, as the case may be, fund its risk participation in the relevant Swing Line Loan and each Dollar Lender’s or Multicurrency Lender’s, as the case may be, payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.05(c)(i) shall be deemed payment in respect of such participation.

(iii)    If any Dollar Lender or Multicurrency Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Dollar Loan or Multicurrency Loan, as the case may be, included in the relevant Committed Borrowing or funded participation in the relevant Dollar Swing Line Loan or Multicurrency Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)    Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.05(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)      Repayment of Participations.

(i)      At any time after any Dollar Lender or Multicurrency Lender, as the case may be, has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Dollar Percentage or Applicable Multicurrency Percentage, as the case may be, thereof in the same funds as those received by the Swing Line Lender.

(ii)     If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Dollar Lender or Multicurrency Lender, as the case may be, shall pay to the Swing Line Lender its Applicable Dollar Percentage or Applicable

Multicurrency Percentage, as the case may be, thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)       Interest for Account of Swing Line Lender.    The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Dollar Lender or Multicurrency Lender, as the case may be, funds its Base Rate Loan or risk participation pursuant to this Section 2.05 to refinance such Dollar Lender’s Applicable Dollar Percentage of any Dollar Swing Line Loan or such Multicurrency Lender’s Applicable Multicurrency Percentage of any Multicurrency Swing Line Loan, as the case may be, interest in respect of such Applicable Dollar Percentage or Applicable Multicurrency Percentage, as the case may be, shall be solely for the account of the Swing Line Lender.

(f)       Payments Directly to Swing Line Lender.    The Borrower shall make all payments of principal and interest in respect of Swing Line Loans directly to the Swing Line Lender.

2.06.   Prepayments.

(a)       The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than (A) in the case of prepayment of Eurocurrency Rate Loans, 11:00 a.m. (or, in the case of a Eurocurrency Rate Loan denominated in a Foreign Currency, as set forth on the Administrative Schedule) three Business Days prior to any date of prepayment and (B) 11:00 a.m. on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurocurrency Rate Loans in Dollars shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Loans in any Foreign Currency shall be in a principal amount as set forth for the relevant currency in the Administrative Schedule; and (iv) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans and, if Revolving Credit Loans are to be prepaid, whether such prepayments relate to Dollar Loans or Multicurrency Loans and, if Multicurrency Loans are to be prepaid, the currency of the Multicurrency Loans to be repaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment of the outstanding Loans shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(b)       The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify (i) whether such prepayments relate to Dollar Swing Line Loans or Multicurrency Swing Line Loans and (ii) the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)        If for any reason (other than any excess resulting from the determination of Foreign Exchange Rates on a Calculation Date in accordance with Section 2.18, in which case the provisions of Section 2.18 shall apply) at any point in time (i) the Total Dollar Outstandings exceed the Total Dollar Commitment then in effect, (ii) the Total Multicurrency Outstandings exceed the Total Multicurrency Commitment then in effect, (iii) the aggregate Dollar Equivalent of the principal amount of all outstanding Competitive Loans exceeds an amount equal to 50% of the Revolving Credit Facility, (iv) the aggregate Outstanding Amount of Swing Line Loans exceeds the Swing Line Sublimit, (v) the aggregate Outstanding Amount of L/C Obligations exceeds the Letter of Credit Sublimit or (vi) the Total Revolving Credit Outstandings plus the aggregate Dollar Equivalent of the principal amount of outstanding Competitive Loans exceed the Revolving Credit Facility then in effect, the Borrower shall immediately prepay Dollar Loans, Multicurrency Loans, Competitive Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.06(c) unless, after the prepayment in full of the Dollar Loans, the Multicurrency Loans, the Swing Line Loans, and the L/C Borrowings, the Total Revolving Credit Outstandings exceed the aggregate Revolving Credit Commitments of the Revolving Credit Lenders then in effect.

(d)        Prepayments of the Revolving Credit Facility made pursuant to Section 2.06(c), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower) to reimburse the applicable L/C Issuer or the Revolving Credit Lenders, as applicable.

2.07.     Termination or Reduction of Commitments.    The Borrower may, upon notice to the Administrative Agent, terminate the Dollar Commitments, the Multicurrency Commitments, the Letter of Credit Sublimit, or the Swing Line Sublimit, or from time to time permanently reduce the Dollar Commitments, the Multicurrency Commitments, the Letter of Credit Sublimit, or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) in the case of a partial reduction, any such notice shall specify the amount of such reduction (if any) to be allocated to the Dollar Commitments and/or Multicurrency Commitments hereunder, in each case, (iii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof (or in the case of any Foreign Currency, as set forth on the Administrative Schedule), and (iv) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, immediately after giving effect thereto and to any concurrent prepayments hereunder, (1) the Total Revolving Credit Outstandings plus the aggregate Dollar Equivalent of the principal amount of outstanding Competitive Loans would exceed the Revolving Credit Facility, (2) with respect to any termination or reduction of Dollar Commitments, the Total Dollar Outstandings would exceed the Total Dollar Commitment or (3) with respect to any termination or reduction of Multicurrency Commitments, the Total Multicurrency Outstandings would exceed the Total Multicurrency Commitment, (B) the Letter of Credit Sublimit, if, immediately after giving effect thereto, the Outstanding Amount of the L/C Obligations (including the Dollar Equivalent of any Multicurrency L/C Obligations outstanding in a Foreign Currency) not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, immediately after giving effect thereto and to any concurrent payments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit. The Administrative Agent will promptly notify the Revolving Credit Lenders of any such notice of termination or reduction of the Revolving Credit Facility, the Dollar Commitments, the Multicurrency Commitments, the Letter of Credit Sublimit or the Swing

Line Sublimit. Any reduction of the Revolving Credit Facility, the Letter of Credit Sublimit, or the Swing Line Sublimit shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Applicable Revolving Credit Percentage. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility, the Letter of Credit Sublimit, or the Swing Line Sublimit shall be paid on the effective date of such termination.

2.08.   Repayment of Loans.

(a)       Term Loans.  The Borrower shall repay the Term Loans as provided in Section 2.09.

(b)       Revolving Credit Loans.

(i)       Dollar Loans.    The Borrower shall repay each Dollar Lender on the Maturity Date for the Revolving Credit Facility applicable to such Dollar Lender, the aggregate principal amount of Dollar Loans owed to such Dollar Lender outstanding on such date.

(ii)      Multicurrency Loans.    The Borrower shall repay each Multicurrency Lender on the Maturity Date for the Revolving Credit Facility applicable to such Multicurrency Lender, the aggregate principal amount of Multicurrency Loans owed to such Multicurrency Lender outstanding on such date.

(c)       Swing Line Loans.    The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the applicable Maturity Date of the Swing Line.

(d)       Competitive Loans.    The Borrower shall repay the applicable Revolving Credit Lender the principal amount of a Competitive Loan owed to such Revolving Credit Lender, in each case on the Maturity Date of such Competitive Loan.

2.09.   Amortization of Term Loans.  The Borrower shall repay Term Loans to the Term Loan Lenders on the last day of each fiscal quarter ending after the Closing Date an aggregate principal amount of Term Loans equal to (i) the aggregate principal amount of Term Loans initially made under Section 2.01(a) multiplied by (ii)(A) 1.25% for each of the first twelve fiscal quarters ending after the Closing Date and (B) 2.50% for each fiscal quarter ending thereafter. The remaining principal amount of Term Loans outstanding shall be due and payable on the Maturity Date.

2.10.   Interest.

(a)       Subject to the provisions of subsection (b) below,

(i)       each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate;

(ii)      each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate;

(iii)     each Eurocurrency Rate Loan (other than Competitive Loans) shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate;

(iv)     each Eurocurrency Rate Competitive Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Eurocurrency Rate for the Interest Period for such Competitive Loan plus (or minus, as the case may be) Margin applicable to such Loan; and

(v)      each Fixed Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at the Fixed Rate applicable to such Loan.

(b)      (i)       If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)      Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)     Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)       Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.11.   Fees.  In addition to certain fees described in subsections (i) and (j) of Section 2.04:

(a)       Facility Fee.  The Borrower shall pay to the Administrative Agent for the account of each Dollar Lender in accordance with its Applicable Dollar Percentage, a facility fee equal to the Applicable Rate times the actual daily amount of the Dollar Tranche (or, if the Dollar Tranche has terminated, on the Outstanding Amount of all Dollar Loans, Dollar Swing Line Loans and Dollar L/C Obligations), regardless of usage. The Borrower shall pay to the Administrative Agent for the account of each Multicurrency Lender in accordance with its Applicable Multicurrency Percentage, a facility fee equal to the Applicable Rate times the actual daily amount of the Multicurrency Tranche (or, if the Multicurrency Tranche has terminated, on the Outstanding Amount of all Multicurrency Loans, Multicurrency Swing Line Loans and Multicurrency L/C Obligations), regardless of usage. The facility fee for each Revolving Credit Lender shall accrue at all times during the applicable Availability Period (and thereafter so long as any Revolving Credit Loan, Swing Line Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable to such Revolving Credit Lender quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the applicable Availability Period (and, if applicable, thereafter on demand). The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)       Other Fees.  The Borrower shall pay to each Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the applicable Fee Letter. Such fees hereunder and under clause (a) of this Section 2.11 shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.12.   Computation of Interest and Fees.    All computations of interest for Base Rate Loans when the Base Rate is determined by JPMorgan Chase Bank’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year) or, in the case of interest in respect of Eurocurrency Rate Loans denominated in any Foreign Currency, as determined by the Administrative Agent in accordance with its customary market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.14(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.13.   Evidence of Debt.

(a)       The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)       In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.14.   Payments Generally; Administrative Agent’s Clawback.

(a)       General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff (except as otherwise provided in Section 3.01 with respect to Taxes). Except as otherwise expressly provided herein, all payments (other than in respect of (i) the principal or interest on Loans denominated in a currency other than Dollars or (ii) drawings in respect of Letters of Credit, which payments shall be made in accordance with the applicable provisions of Section 2.04) by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments (including prepayments) to be made by the Borrower hereunder on account of principal or interest on Loans denominated in a currency other than Dollars shall be made in the relevant currency, without setoff and counterclaim and shall be made on the due date thereof to the Administrative Agent, for the account of the respective Lenders and in immediately available funds at the times and locations as set forth on the Administrative Schedule. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (or, in the case of prepayments relating to Multicurrency Loans denominated in any Foreign Currency, as set forth on the Administrative Schedule) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)     (i) Funding by Lenders; Presumption by Administrative Agent.    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans or Fixed Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans or Fixed Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A)(1) in the case of a payment to be made by such Lender in Dollars, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (2) in the case of a payment to be made by such Lender in a Foreign Currency, such amount with interest thereon at a rate determined by the Administrative Agent to be the cost to it of funding such amount until such Lender makes such amount immediately available to the Administrative Agent and (B)(1) in the case of a payment to be made by the Borrower in Dollars, the interest rate applicable to Base Rate Loans and (2) in the case of a payment to be made by the Borrower in a Foreign Currency, such amount with interest thereon at a rate determined by the Administrative Agent to be the cost to it of funding such amount, on demand, from the Borrower. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)    Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, (A) in the case of amounts denominated in Dollars, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of amounts denominated in any Foreign Currency, such amount with interest thereon at a rate per annum determined by the Administrative Agent to be the cost to it of funding such amount. Any such repayment by any Lender shall be without prejudice to any claim such Lender may have against the Borrower with respect to the amount of such payment and interest thereon.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)        Failure to Satisfy Conditions Precedent.    If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)        Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)        Funding Source.   Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.15.    Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to such Lender’s Applicable Percentage in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to such Lender’s Applicable Percentage in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in Dollar L/C Obligations and Dollar Swing Line Loans or Multicurrency L/C Obligations and Multicurrency Swing Line Loans, as the case may be, of the other

Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)     the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.16.    Extension of Maturity Date in respect of the Revolving Credit Facility.

(a)        Requests for Extension.  Prior to each of the first, second and third anniversary of the Closing Date, the Borrower may, by notice to the Administrative Agent (who shall promptly notify the Revolving Credit Lenders), request that each Dollar Lender and/or Multicurrency Lender, as the case may be, extend the Maturity Date then in effect for the Dollar Tranche and/or Multicurrency Tranche, as the case may be, for an additional year; provided that, (i) the Borrower is limited to making only two such extension requests and may only make one extension request in any twelve-month period (it being agreed that requests for an extension of the Maturity Date of the Dollar Tranche and the Multicurrency Tranche given at the same time shall constitute a single extension request); (ii) any such extension request must be made no earlier than 45 days prior to, and no later than 30 days prior to, the first, second or third anniversary of the Closing Date, as the case may be (the “Subject Anniversary Date”); and (iii) no Default then exists or arises immediately after giving effect to such requested extension of the Maturity Date of the Dollar Tranche and/or the Multicurrency Tranche, as the case may be.

(b)        Lender Elections to Extend.  Each Dollar Lender and/or Multicurrency Lender, as the case may be, acting in its sole and individual discretion, shall, by notice to the Administrative Agent, given not later than the date (the “Notice Date”) that is 20 days prior to the applicable Subject Anniversary Date, advise the Administrative Agent whether or not such Lender agrees to such extension and each Lender that determines not to so extend the Maturity Date of the Dollar Tranche and/or the Multicurrency Tranche, as the case may be (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any such Lender to agree to such extension shall not obligate any other Lender to so agree.

(c)        Notification by Administrative Agent.  The Administrative Agent shall notify the Borrower of each Dollar Lender’s or Multicurrency Lender’s determination, as the case may be, under this Section no later than the date 15 days prior to the applicable Subject Anniversary Date (or, if such date is not a Business Day, on the immediately preceding Business Day).

(d)        Additional Commitment Lenders.    The Borrower shall have the right to replace each Non-Extending Lender with, and add as “Dollar Lenders” or “Multicurrency Lenders”, as the case may be, under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 10.13; provided that each of such Additional Commitment Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the applicable Subject Anniversary Date, undertake a Dollar Commitment or Multicurrency Commitment, as applicable (and, if any such Additional Commitment Lender is already a Lender, its Dollar Commitment or Multicurrency Commitment, as applicable, shall be in addition to such Lender’s Commitment hereunder on such date).

(e)        Dollar Tranche Minimum Extension Requirement.  If (and only if) the total of the Dollar Commitments of the Dollar Lenders that have agreed so to extend the Maturity Date of the Dollar Tranche (each, a “Dollar Extending Lender”) and the additional Dollar Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Dollar Commitments in effect immediately prior to the applicable Subject Anniversary Date, then, effective as of the applicable Subject Anniversary Date, the Maturity Date of the Dollar Tranche for each Dollar Extending Lender and each Additional Commitment Lender providing a Dollar Commitment shall be extended one additional year (except that, if such date is not a Business Day, such Maturity Date of the Dollar Tranche as so extended shall be the immediately preceding Business Day), and each Additional Commitment Lender providing a Dollar Commitment shall thereupon become a “Dollar Lender” for all purposes of this Agreement.

(f)        Multicurrency Tranche Minimum Extension Requirement.  If (and only if) the total of the Multicurrency Commitments of the Multicurrency Lenders that have agreed so to extend the Maturity Date of the Multicurrency Tranche (each, a “Multicurrency Extending Lender” and, together with any Dollar Extending Lenders, the “Extending Lenders”) and the additional Multicurrency Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Multicurrency Commitments in effect immediately prior to the applicable Subject Anniversary Date, then, effective as of the applicable Subject Anniversary Date, the Maturity Date of the Multicurrency Tranche for each Extending Lender and each Additional Commitment Lender providing a Multicurrency Commitment shall be extended one additional year (except that, if such date is not a Business Day, such Maturity Date of the Multicurrency Tranche as so extended shall be the immediately preceding Business Day), and each Additional Commitment Lender providing a Multicurrency Commitment shall thereupon become a “Lender” for all purposes of this Agreement.

(g)        Extensions of Swing Line and Letter of Credit Subfacilities.  To the extent that the Swing Line Lender or an L/C Issuer is also a Dollar Lender in the case of an extension of the Dollar Tranche or a Multicurrency Lender in the case of an extension of the Multicurrency Tranche, then the election of such Lender with respect to the extension of the maturity of the Dollar Tranche and/or Multicurrency Tranche, as the case may be, shall be binding upon the Swing Line Lender and/or such L/C Issuer, as the case may be.

(h)        Conditions to Effectiveness of Extensions.  As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent a certificate dated as of the applicable Subject Anniversary Date signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such extension and (ii) certifying that, immediately before and immediately after giving effect to such extension, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the applicable Subject Anniversary Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.16, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists. In addition, on the applicable Subject Anniversary Date, the Borrower shall prepay any Revolving Credit Loans outstanding on such date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep outstanding Revolving Credit Loans ratable with any revised Applicable Percentages of the respective Revolving Credit Lenders effective as of such date.

(i)        Conflicting Provisions.  This Section shall supersede any provisions in Section 2.15 or 10.01 to the contrary.

2.17.    Increase in Commitments.

(a)        Request for Increase.  Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Revolving Credit Lenders), the Borrower may from time to time request increases in the Dollar Tranche and/or the Multicurrency Tranche by an aggregate amount not exceeding $350,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000; (ii) no more than four such requests for an increase may be made by the Borrower (it being agreed that requests for an increase of the Dollar Tranche and the Multicurrency Tranche given at the same time shall constitute a single request for an increase); and (iii) the Commitments of all of the Dollar Lenders and/or Multicurrency Lenders, as applicable, have not expired or been terminated at the time of such request. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify (x) the time period within which each Revolving Credit Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Revolving Credit Lenders) and (y) and whether such increase is in respect of the Dollar Commitments and/or the Multicurrency Commitments.

(b)        Lender Elections to Increase.  Each Dollar Lender, in the case of any increase to the Dollar Commitments, and each Multicurrency Lender, in the case of any increase to the Multicurrency Commitments, shall in its sole discretion notify the Administrative Agent within such time period whether or not it agrees to increase its Dollar Commitment and/or Multicurrency Commitment, as the case may be, and, if so, whether by an amount equal to, greater than, or less than its Applicable Dollar Percentage or Applicable Multicurrency Percentage, as the case may be, of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment.

(c)        Notification by Administrative Agent; Additional Lenders.    The Administrative Agent shall notify the Borrower and each Dollar Lender and/or Multicurrency Lender, as the case may be, of the Dollar Lenders’ and/or Multicurrency Lenders’ responses, as the case may be, to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the L/C Issuers and the Swing Line Lender (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Revolving Credit Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d)        Effective Date and Allocations.  If the Dollar Tranche and/or the Multicurrency Tranche is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e)      Conditions to Effectiveness of Increase.  As a condition precedent to such increase,

(i)     (A) the representations and warranties contained in Article V and the other Loan Documents shall be true and correct on and as of the Increase Effective Date except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 2.17, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 and (B) no Default then exists or would exist immediately after giving effect to such increase; and

(ii)     the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of the Borrower (A) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (B) certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.17, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (2) no Default exists. The Borrower shall prepay any Revolving Credit Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Revolving Credit Percentages arising from any nonratable increase in the Revolving Credit Commitments under this Section.

(f)      Conflicting Provisions.  This Section shall supersede any provisions in Section 2.15 or 10.01 to the contrary.

2.18.  Currency Equivalents.

(a)      No later than 11:00 a.m. London time, on each Calculation Date with respect to a Foreign Currency, the Administrative Agent shall determine the Foreign Exchange Rate as of such Calculation Date with respect to such Foreign Currency; provided that, upon receipt of a Committed Loan Notice pursuant to Section 2.02(a) requesting Multicurrency Loans in any Foreign Currency or a Competitive Bid Request pursuant to Section 2.03 requesting a Competitive Loan in any Foreign Currency, the Administrative Agent shall determine the Foreign Exchange Rate with respect to the Foreign Currency on the related Calculation Date (it being acknowledged and agreed that the Administrative Agent shall use such Foreign Exchange Rate for the purposes of determining compliance with Section 2.02(a) and Section 2.03 with respect to such Committed Loan Notice or Competitive Bid Request). The Administrative Agent shall promptly notify the Borrower and the Revolving Credit Lenders of the Foreign Exchange Rate so determined by it. The Foreign Exchange Rates so determined shall become effective on the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date and shall for all purposes of this Agreement (other than Section 3.04(f) and any other provision expressly requiring the use of a current Foreign Exchange Rate) be the Foreign Exchange Rates employed in converting any amounts between Dollars and Foreign Currencies.

(b)        No later than 5:00 p.m., London time, on each Reset Date, the Administrative Agent shall determine the aggregate amount of the Dollar Equivalents of (i) the principal amounts of the relevant Multicurrency Loans denominated in any Foreign Currency then outstanding (after giving effect to any Multicurrency Loans denominated in any Foreign Currency to be made or repaid on such date) and (ii) the Multicurrency L/C Obligations denominated in any Foreign Currency then outstanding.

(c)        If on any Calculation Date after giving effect to any such determination of a Dollar Equivalent with respect to Multicurrency Loans denominated in any Foreign Currencies, the Total Multicurrency Outstandings exceeds the Total Multicurrency Commitment, the Borrower shall within five Business Days, prepay outstanding Multicurrency Loans or take such other action to the extent necessary to eliminate any such excess.

(d)        If after giving effect to any such determination of a Dollar Equivalent with respect to Competitive Bid Loans denominated in any Foreign Currencies, an amount equal to the sum of the Dollar Equivalent thereof plus the outstanding amount of Competitive Loans denominated in Dollars exceeds an amount equal to 50% of the Revolving Credit Facility then in effect, the Borrower shall, within five Business Days, prepay one or more outstanding Competitive Loans to eliminate such excess or take such other action to the extent necessary to eliminate any such excess.

(e)        If after giving effect to any such determination of a Dollar Equivalent with respect to any Letters of Credit in any Foreign Currencies, the sum of the Dollar Equivalent thereof plus the outstanding amount of any Letters of Credit in Dollars exceeds the Letter of Credit Sublimit, the Borrower shall cause to be reduced (or, at the Borrower’s option, cash collateralize) outstanding Letters of Credit to eliminate such excess or take such other action to the extent necessary to eliminate any such excess.

(f)        If any prepayment of a Competitive Bid Loan or a Multicurrency Loan occurs pursuant to this Section 2.18 on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to the applicable Lenders such amounts, if any, as may be required pursuant to Section 3.05.

2.19.    Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)        Fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.11(a).

(b)        The Revolving Credit Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders, Required Dollar Lenders and Required Multicurrency Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby.

(c)        If any Swing Line Loans or L/C Obligations exist at the time such Lender becomes a Defaulting Lender then:

    (i)    all or any part of the Swing Line Loans and L/C Obligations of such Defaulting Lender under any Revolving Credit Facility shall be reallocated among the Non-Defaulting

Lenders under the applicable Revolving Credit Facility in accordance with their respective Applicable Dollar Percentages or Applicable Multicurrency Percentages, as applicable, but only to the extent the sum of all Non-Defaulting Lenders’ Dollar Extensions of Credit or Multicurrency Extensions of Credit, as applicable, plus such Defaulting Lender’s Dollar Swing Line Loans or Multicurrency Swing Line Loans, as applicable, and Dollar L/C Obligations or Multicurrency L/C Obligations, as applicable, does not exceed the total of all Non-Defaulting Lenders’ Dollar Commitments or Multicurrency Commitments, as applicable;

  (ii)     if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Dollar Swing Line Loans or Multicurrency Swing Line Loans, as applicable, and (y) second, cash collateralize for the benefit of the L/C Issuers only the Borrower’s obligations corresponding to such Defaulting Lender’s Dollar L/C Obligations or Multicurrency L/C Obligations, as applicable (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.04(g) for so long as such Dollar L/C Obligations or Multicurrency L/C Obligations, as applicable, are outstanding;

  (iii)    if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Obligations pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.04(i) with respect to such Defaulting Lender’s L/C Obligations during the period such Defaulting Lender’s L/C Obligations are cash collateralized;

  (iv)     if the L/C Obligations of the Non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.11(a) and Section 2.04(i) shall be adjusted in accordance with such Non-Defaulting Lenders’ Applicable Dollar Percentages or Applicable Multicurrency Percentages, as applicable; and

  (v)      if all or any portion of such Defaulting Lender’s L/C Obligations are neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any L/C Issuer or any other Lender hereunder, all fees payable under Sections 2.04(i) and (j) with respect to such Defaulting Lender’s L/C Obligations shall be payable to the applicable L/C Issuers until and to the extent that such L/C Obligations are reallocated and/or cash collateralized.

(d)        So long as such Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and an L/C Issuer shall not be required to issue, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Obligations will be 100% covered by the Dollar Commitments or Multicurrency Commitments, as applicable, of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.19(c), and participating interests in any newly made Swing Line Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.19(c)(i) (and such Defaulting Lender shall not participate therein).

(e)        In the event that the Administrative Agent, the Borrower, the Swing Line Lender and each L/C Issuer all agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Loans and L/C Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Dollar Commitment and/or Multicurrency Commitment, as applicable, and on such date of readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Line Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Dollar Percentage and/or Applicable Multicurrency Percentage, as applicable.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01.    Taxes.

(a)        Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent, a Lender or an L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)        Payment of Other Taxes by the Borrower.    Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or, at the option of the Administrative Agent, timely reimburse it for any such Other Taxes.

(c)        Indemnification by the Borrower.   The Borrower shall indemnify the Administrative Agent, each Lender and each L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, or required to be withheld or deducted from a payment to the Borrower, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be prima facie evidence of such amounts or liabilities.

(d)        Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)        Indemnification by the Lenders.  Each Lender and L/C Issuer shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender or L/C Issuer (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender or L/C Issuer’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender or L/C Issuer, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or L/C Issuer by the Administrative Agent shall be conclusive absent manifest error. Each Lender and L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or L/C Issuer under any Loan Document or otherwise payable by the Administrative Agent to the Lender or L/C Issuer from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)        Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

  (ii)        Without limiting the generality of the foregoing,

   (A)      any Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) executed originals of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax

   (B)      any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable;

(i)      in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)     executed originals of IRS Form W-8ECI;

    (iii)      in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN;

    (iv)      to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by an underlying IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)         if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)        Treatment of Certain Refunds.  If the Administrative Agent, any Lender or any L/C Issuer determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such L/C Issuer in the event the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent, any Lender or any L/C Issuer be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Administrative Agent, such Lender or such L/C Issuer in a less favorable net after-Tax position than such party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(h)        Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations under the Loan Documents.

3.02.      Illegality.  If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03.      Inability to Determine Rates.  If the Required Lenders reasonably determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits in an applicable currency are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. In the event of any such determination, until the

Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any request by the Borrower for a Eurocurrency Rate Competitive Loan pursuant to Section 2.03 to be made after such determination shall be of no force and effect and shall be denied by the Administrative Agent, (ii) any request by the Borrower for a Eurocurrency Rate Loan denominated in Dollars pursuant to Section 2.02 to be made after such determination shall be deemed to be a request for a Base Rate Loan, (iii) any request by the Borrower for a Multicurrency Loan denominated in a Foreign Currency to be made after such determination shall not be made and (iv) any request by the Borrower for conversion into or a continuation of a Eurocurrency Rate Loan pursuant to Section 2.02 to be made after such determination shall have no force and effect (in the case of a requested conversion) or shall be deemed to be a request for a conversion into a Base Rate Loan (in the case of a requested continuation); provided, that any request for a conversion of a Multicurrency Loan denominated in a Foreign Currency shall be of no force and effect and any outstanding Multicurrency Loans in a Foreign Currency shall be due and payable on the first day of such Interest Period. Also, in the event of any such determination, the Borrower shall be entitled, in its sole discretion, if the requested Competitive Loan has not been made, to cancel its acceptance of the Competitive Bids or to cancel its Competitive Bid Request relating thereto. Each determination by the Administrative Agent or the Required Lenders hereunder shall be conclusive absent manifest error.

3.04.    Increased Costs; Reserves on Eurocurrency Rate Loans.

(a)        Increased Costs Generally. If any Change in Law shall:

  (i)      impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, or any other acquisition of funds by, any office of any Lender or the L/C Issuer that is not otherwise included in the determination of the Eurocurrency Rate;

  (ii)      subject any Lender or any L/C Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (except for Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes); or

  (iii)     impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into, continuing or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer accompanied by a certificate described in the immediately following clause (d), the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as are reasonably necessary to compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)        Capital Requirements.  If any Lender or any L/C Issuer reasonably determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such

Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements (whether or not having the force of law) has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, upon the request of such Lender or such L/C Issuer accompanied by a certificate described in the immediately following clause (c) such additional amount or amounts as are reasonably necessary to compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c)        Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

(d)        Certificates for Reimbursement.  A certificate of a Lender or an L/C Issuer setting forth in reasonable detail the amount or amounts reasonably necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be prima facie evidence of such amounts. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(e)        Delay in Requests.  Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(f)        Foreign Currency Loans.  Notwithstanding any other provision of this Agreement, if (i) any Change in Law shall make it unlawful for any Multicurrency Lender to make or maintain any Multicurrency Loan denominated in a Foreign Currency or to give effect to its obligations as contemplated hereby with respect to any Multicurrency Loan denominated in a Foreign Currency, or (ii) a Multicurrency Lender shall determine in good faith that there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls, but excluding conditions otherwise covered by this Section 3.04) or currency exchange rates which would make it impracticable for such Multicurrency Lender to make or maintain Multicurrency Loans denominated in a Foreign Currency to, or for the account of, the Borrower, then, by written notice by such Multicurrency Lender (each, an “Affected Lender”) to the Borrower and to the Administrative Agent:

 (i)    such Affected Lender or Affected Lenders may declare that the Multicurrency Loans (in the affected Foreign Currency or Currencies) will not thereafter (for the duration of such unlawfulness) be made by such Affected Lender or Affected Lenders hereunder (or be continued for additional Interest Periods), whereupon any request for a Multicurrency Loan (in the affected Foreign Currency or Currencies) or to continue a Multicurrency Loan (in the affected Foreign Currency or Currencies), as the case may be, for an additional Interest Period shall, as to such Affected Lender or Affected Lenders only, be deemed to be a request for the making or continuation, as applicable, of a Eurocurrency Rate Loan denominated in Dollars having the same Interest Period as the other Multicurrency Loans comprising the applicable Borrowing and in an amount equal to the Dollar Equivalent of the Multicurrency Loan which such Affected Lender would otherwise make or continue but for the application of this clause (i);

 (ii)        such Affected Lender or Affected Lenders may require that all outstanding Multicurrency Loans (in the affected Foreign Currency or Currencies) made by such Affected Lender or Affected Lenders be converted to Eurocurrency Rate Loans denominated in Dollars (unless repaid by the Borrower as described below), in which event all such Multicurrency Loans (in the affected Foreign Currency or Currencies) shall be converted to Eurocurrency Rate Loans denominated in Dollars as of the effective date of such notice as provided in Section 3.04(g) and at the Foreign Exchange Rate on the date of such conversion or, at the option of the Borrower, repaid on the last day of the then current Interest Period with respect thereto or, if earlier, the date on which the applicable notice becomes effective;

 (iii)       such Affected Lender or Affected Lenders shall, upon written notice by the Borrower to the Administrative Agent and such Affected Lender or Affected Lenders, become a Dollar Lender and (A) all outstanding Multicurrency Loans denominated in a Foreign Currency or Currencies made by such Affected Lender or Affected Lenders shall be converted to Dollar Loans for all purposes thereafter as of the effective date of such notice as provided in Section 3.04(g) and at the Foreign Exchange Rate on the date of such conversion (it being understood and agreed that any costs or losses associated with any such conversion shall be paid by the Borrower in accordance with Section 10.04(a)) and (B) such Affected Lender’s or Affected Lenders’ Multicurrency Commitment shall convert into a Dollar Commitment (with Interest Period election to be subject to transitional procedures reasonably acceptable to the Administrative Agent); and

 (iv)       upon written notice by the Borrower as provided in the preceding clause (iii), the Dollar Lenders shall make such purchases and repayments (through the Administrative Agent) among themselves in respect of all outstanding Dollar Loans (including any Multicurrency Loans converted into Dollar Loans as provided in the preceding clause (iii)) so that each Dollar Lender shall hold Dollar Loans (by Type and amount) pro rata in accordance with its Applicable Dollar Percentage.

In the event any Affected Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the converted Multicurrency Loans of such Affected Lender shall instead be applied to repay the Eurocurrency Rate Loans denominated in Dollars made by such Affected Lender resulting from such conversion.

(g)       For purposes of Section 3.04(f), a notice to the Borrower by any Affected Lender shall be effective as to each Multicurrency Loan made by such Affected Lender, if lawful, on the last day of the Interest Period, if any, currently applicable to such Multicurrency Loan; in all other cases such notice shall be effective on the date of receipt thereof by the Borrower and the Administrative Agent.

3.05.    Compensation for Losses.    Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)        any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)        any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)        any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

excluding any loss of anticipated profits but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees reasonably charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded. If requested by the Borrower, any Lender demanding payment under this Section shall deliver to the Borrower a calculation of such Lender setting forth in reasonable detail the amount believed by the Lender to be payable under this Section.

3.06.    Mitigation Obligations; Replacement of Lenders.

(a)        Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)        Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or any Lender gives a notice under Section 3.02, or if any Lender is a Defaulting Lender, or if any Multicurrency Lender becomes an Affected Lender, the Borrower may replace such Lender in accordance with Section 10.13.

3.07.     Survival.    All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01.    Conditions of Initial Credit Extension.  The obligation of the L/C Issuers and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)        The Administrative Agent’s receipt of the following, each of which shall be originals, telecopies or “PDF” files transmitted by electronic means (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

  (i)       executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

  (ii)      a Dollar Note executed by the Borrower in favor of each Dollar Lender requesting a Dollar Note; a Multicurrency Note executed by the Borrower in favor of each Multicurrency Lender requesting a Multicurrency Note; and a Term Note executed by the Borrower in favor of each Term Loan Lender requesting a Term Note;

  (iii)     such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

  (iv)      such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower is duly organized or formed, and that the Borrower is validly existing, in good standing and qualified to engage in business in Georgia;

  (v)       a favorable opinion of Alston & Bird LLP, counsel to the Borrower, addressed to the Administrative Agent and each Lender, as to such matters concerning the Borrower and the Loan Documents as the Administrative Agent may reasonably request;

  (vi)      a certificate of a Responsible Officer of the Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and the validity against the Borrower of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

  (vii)     a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

  (viii)     evidence that all principal amounts, interest, fees and other amounts owed under the Borrower’s Existing Credit Agreement shall have been or will be paid in full on or before the Closing Date and all commitments and agreements with respect thereto shall have been terminated; and

  (ix)       such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuers, the Swing Line Lender or the Required Lenders reasonably may require.

(b)        Any fees required to be paid to the Administrative Agent, the Arrangers, or the Lenders on or before the Closing Date shall have been paid.

(c)        Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d)        The Closing Date shall have occurred on or before September 14, 2012.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02.    Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a)        The representations and warranties of the Borrower contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)        No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)        The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01.    Existence, Qualification and Power.  The Borrower (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02.     Authorization; No Contravention.  The execution, delivery and performance by the Borrower of each Loan Document to which it is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of its Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which it is a party or affecting the Borrower or the properties of the Borrower or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject; or (c) violate any Law.

5.03.    Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by the Borrower of this Agreement or any other Loan Document.

5.04.    Binding Effect.  This Agreement has been, and each other Loan Document to which the Borrower is a party, when delivered hereunder, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document to which the Borrower is a party when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

5.05.    Financial Statements; No Material Adverse Effect.

(a)       The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness to the extent required to be shown under GAAP.

(b)       The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated June 30, 2012, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)        Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06.    Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07.    No Default.  Neither the Borrower nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08.    Ownership of Property; Liens.  Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09.    Insurance.  The properties of the Borrower and its Subsidiaries are insured as required by Section 6.07.

5.10.    Environmental Compliance.  The Borrower and its Subsidiaries are in compliance with all Environmental Laws except for any such non-compliance which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.11.    Taxes.  The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested as permitted under Section 6.04. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither the Borrower nor any Subsidiary thereof is party to any tax sharing agreement with any Person other than (a) a Subsidiary or the Borrower and (b) that certain Tax Sharing Agreement dated as of November 30, 2007 by and among the Borrower, Synovus Financial Corp. and Columbus Bank and Trust Company.

5.12.    ERISA Compliance.

(a)        Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal, state or foreign Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification which could reasonably be expected to have a Material Adverse Effect. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)      There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Federal or state Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)      (i) No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to have a Material Adverse Effect; and (ii) no Pension Plan, individually or in the aggregate with any other Pension Plan, has Unfunded Pension Liabilities in excess of the Threshold Amount.

5.13.    Subsidiaries; Equity Interests.    As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are, in the case of Equity Interests in corporations, fully paid and nonassessable and are owned by the Borrower in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens other than Liens permitted pursuant to Section 7.01. As of the Closing Date, the Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.13.

5.14.    Margin Regulations; Investment Company Act.

(a)        The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.04 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b)        None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15.     Solvency.  On the Closing Date, at the time of each Borrowing hereunder, and after giving effect to the use of the proceeds of each Loan, the Borrower, individually, and the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

5.16.     Disclosure.  All agreements, instruments and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to the Borrower, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, have been disclosed to the Administrative Agent and the Lenders or are disclosed in the Borrower’s public filings with the SEC. No report, financial statement, certificate or other information furnished in writing by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), when taken as a whole with all such reports, financial statements, certificates and other information, contains any misstatement of fact or omits to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and other forward-looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time.

5.17.     Compliance with Laws.  The Borrower and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.18.     Use of Proceeds.  The proceeds of the Term Loans and the proceeds of the Revolving Credit Facility will be used by the Borrower to refinance the Existing Credit Agreement and for working capital and other lawful corporate purposes, including the financing of the repurchase by the Borrower of the Borrower’s capital stock.

5.19.     Intellectual Property; Licenses, Etc.  Subject to the immediately following sentence, the Borrower and its Subsidiaries own, or possess the right to use, all of the material trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are used in the operation of their respective businesses, without material conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person other than infringements that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.20.     Taxpayer Identification Number.  The Borrower’s correct U.S. taxpayer identification number is set forth on Schedule 10.02.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01.     Financial Statements.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)         as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b)        as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02.     Certificates; Other Information.  Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a)         concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower;

(b)         promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with any audit of the accounts or books of the Borrower or any Subsidiary;

(c)         promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)         promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of the Borrower or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(e)         promptly, and in any event within five Business Days after receipt thereof by the Borrower or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Borrower or any Subsidiary thereof; and

(f)         promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01 and 6.02 (c), (d), or (e) (to the extent any such documents, or information contained in such documents, are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which each of the following has occurred: (i) such documents are filed with the SEC and are accessible electronically by the Lenders and the Administrative Agent; and (ii) the Borrower notifies (or shall arrange for the notification of) the Administrative Agent and each Lender (by telecopier or electronic mail) of the filing of such documents. Documents required to be delivered pursuant to Section 6.01 and 6.02 (to the extent any such documents are not included in materials otherwise filed with the SEC in accordance with the preceding sentence) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website (which the Administrative Agent agrees to do promptly upon receipt thereof), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: the Borrower shall notify (or shall arrange for the notification of) the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.03.    Notices.  Promptly notify the Administrative Agent and each Lender:

(a)        of the occurrence of any Default;

(b)       of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)       of the occurrence of any ERISA Event;

(d)       of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary; and

(e)       of any announcement by Moody’s or S&P of any change or possible change in a Debt Rating.

Each notice pursuant to this Section 6.03 (other than Section 6.03(e)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04.    Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property not otherwise permitted by this Agreement; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness; provided, however, failure of the Borrower or any Subsidiary to comply with the immediately preceding clause (c) shall not constitute a Default or Event of Default unless such failure shall result in a Default or Event of Default under Section 8.01(e).

6.05.    Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.03 or 7.04; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06.    Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07.    Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

6.08.    Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09.    Books and Records.  Maintain proper books of record and account, in which all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be, have been made in accordance with, and to the extent required by, GAAP consistently applied.

6.10.    Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent (at the expense of the Borrower) and each Lender (at their sole cost and expense) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, at such reasonable times during normal business hours and upon reasonable advance notice to the Borrower; provided, however, that (i) prior to the occurrence and continuance of an Event of Default, no more than two such inspections will be conducted by the Administrative Agent in any calendar year; and (ii) when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours, without advance notice, and without limitation on the frequency of such inspections.

6.11.    Use of Proceeds.  Use the proceeds of the Credit Extensions for the purposes specified in Section 5.18 and not in contravention of any Law or of any Loan Document.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01.    Liens.

(a)       Enter into or permit to exist any arrangement or agreement which directly or indirectly prohibits the Borrower or any Subsidiary from creating or incurring Liens on any of its assets (any such arrangement or agreement a “Negative Pledge”), other than the following:

(i)      a Negative Pledge contained in any of the Loan Documents;

(ii)     a Negative Pledge contained in any agreement (x) evidencing Indebtedness secured by a Lien permitted to exist under Section 7.01(b)(ii), (ix) or (x) and (y) which prohibits the creation of any other Lien on only the property securing such Indebtedness as of the date such agreement was entered into or assumed (together with replacement property and customary provisions in respect of proceeds, accessions, and other after-acquired property);

(iii)    provisions contained in leases and other agreements restricting the assignment, sublease, or pledge of such lease or agreement;

(iv)      Negative Pledges existing on the date of this Agreement contained in the organizational documents or other agreements binding on any Subsidiary that is not a wholly-owned Subsidiary (but only to the extent such Negative Pledge covers any Equity Interest in such Subsidiary or the property or assets of such Subsidiary);

(v)       a Negative Pledge contained in any agreements governing an Investment made in a Person other than a Subsidiary (but only to the extent such Negative Pledge covers any Equity Interest in such Person); or

(vi)      a Negative Pledge contained in any agreement relating to the Disposition of a Subsidiary or assets pending such Disposition, provided that in any such case such Negative Pledge applies only to the Subsidiary or the assets that are the subject of such Disposition; and

(b)      Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(i)        Liens pursuant to any Loan Document;

(ii)       Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (x) the value of the property covered thereby is not changed (unless reduced), (y) the amount secured or benefited thereby is not increased, and (z) the direct or any contingent obligor with respect thereto is not changed;

(iii)      Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(iv)      carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(v)       pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(vi)      deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, but expressly excluding any liens in favor of the PBGC or otherwise under ERISA;

(vii)     easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(viii)    Liens securing judgments or orders for the payment of money not constituting an Event of Default under Section 8.01(h);

(ix)      Liens securing Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets; provided, that (x) on any date of determination the aggregate amount of all such Indebtedness secured by such Liens does not exceed 15% of the Book Value of the assets of the Borrower and its Subsidiaries in the aggregate; (y) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (and the proceeds thereof); and (z) the Indebtedness secured thereby does not on the date of acquisition exceed the cost or fair market value, whichever is lower, of the property being acquired;

(x)        any Lien (x) existing on property of a Person at the time of its consolidation with or merger into the Borrower or a Subsidiary or at the time such Person becomes a Subsidiary or (y) existing on any property acquired by the Borrower or any Subsidiary at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed); provided that in each such case, (A) such Lien was not created or assumed in contemplation of such consolidation or merger or such Person’s becoming a Subsidiary or such acquisition of property and (B) such Lien shall extend solely to the property so acquired or in the case of an acquisition of a Subsidiary, the assets of the Subsidiary, and in each case, proceeds thereof;

(xi)       normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(xii)      leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(xiii)     Liens on the assets of any Subsidiary securing Indebtedness or other obligations owing to the Borrower;

(xiv)     Liens in the nature of any interest or title of a lessor or sublessor under any lease;

(xv)      Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement in connection with Investments permitted under Section 7.02;

(xvi)     purported Liens evidenced by the filing of precautionary UCC financing statements; and

(xvii)    Liens arising in connection with out-bound licenses of patents, copyrights, trademarks and other IP Rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Borrower and its Subsidiaries.

7.02.    Investments.  Make any Investments, if a Default then exists or arises as a result of such Investment or if immediately after giving effect to such Investment, (a) the Book Value of the assets of the Borrower would be less than the greater of (i) 50% of the Book Value of the consolidated assets of the Borrower and its Subsidiaries and (ii) $850,000,000 or (b) the representations and warranties made by the Borrower in the Loan Documents to which it is a party would not be true and correct in all material respects with the same force and effect as if made on and as of the date of such Investment, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were not true and correct in all material respects as of such earlier date; provided that, prior to making any Material Investment, the Borrower shall deliver to the Administrative Agent a Compliance Certificate, demonstrating that the Borrower is in compliance, on a pro forma basis after giving effect to such Material Investment, as of the last day of the most-recently ended fiscal quarter of the Borrower for which the Borrower has delivered financial statements to the Lenders or for which financial statements of the Borrower are publicly available, with the financial covenants set forth in Section 7.09 and demonstrating the Borrower’s compliance with the requirements of Section 7.02(a); provided that, notwithstanding the foregoing, Investments by Subsidiaries (including without limitation, intercompany loans and advances) in the Borrower may not exceed $5,000,000 in the aggregate on any date of determination. For purposes hereof, “Material Investment” shall mean any Investment of more than $150,000,000 in cash, cash equivalents or assets (valued at such assets Book Value at the date of such Investment).

7.03.    Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)        any Subsidiary may merge with the Borrower, provided that the Borrower shall be the continuing or surviving Person;

(b)        any Subsidiary may merge with any other Subsidiary so long as no Default would exist immediately after giving effect to such merger, including without limitation a Default resulting from a breach of any other covenant contained in this Article VII;

(c)        the Borrower or any Subsidiary may Dispose of Subsidiaries and any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the extent each such Disposition constitutes a Permitted Disposition or is otherwise permitted by Section 7.04;

(d)        any Subsidiary may merge with another Person (other than the Borrower or another Subsidiary), if immediately after giving effect to such merger, (i) the Book Value of the assets of the Borrower would not be less than the greater of (x) 50% of the Book Value of the consolidated assets of the Borrower and its Subsidiaries and (y) $850,000,000; and (ii) the representations and warranties made by the Borrower in the Loan Documents to which it is a party are true and correct in all material respects with the same force and effect as if made on and as of the date of such merger, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date; provided that if such Subsidiary is a Material Subsidiary, the Borrower shall deliver to the Administrative Agent a Compliance Certificate, demonstrating that the Borrower is in compliance, on a pro forma basis after giving effect to the merger of such Material Subsidiary, as of the last day of the most-recently ended fiscal quarter of the Borrower for which the Borrower has delivered financial statements to the Lenders or for which financial statements of the Borrower are publicly available, with the financial covenants set forth in Section 7.09, and demonstrating the Borrower’s compliance with the requirements of Section 7.03(d)(i); and

(e)        the Borrower may merge or consolidate with any other Person, so long as in any merger or consolidation involving the Borrower, the Borrower shall be the surviving or continuing entity.

7.04.    Dispositions.  Other than Permitted Dispositions, make any Disposition or enter into any agreement to make any Disposition (including, without limitation, the Disposition of a Subsidiary by the Borrower or a Subsidiary, or the Disposition by a Subsidiary of all or substantially all of its assets, upon voluntary liquidation or otherwise), if a Default then exists or arises as a result of such Disposition or if immediately after giving effect to any such Disposition, (a) the Book Value of the assets of the Borrower would be less than the greater of (i) 50% of the Book Value of the consolidated assets of the Borrower and its Subsidiaries and (ii) $850,000,000; or (b) the representations and warranties made by the Borrower in the Loan Documents to which it is a party would not be true and correct in all material respects with the same force and effect as if made on and as of the date of such Disposition, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were not true and correct in all material respects as of such earlier date; provided that, prior to making any Material Disposition, the Borrower shall deliver to the Administrative Agent a Compliance Certificate, demonstrating that the Borrower is in compliance, on a pro forma basis after giving effect to such Material Disposition, as of the last day of the most-recently ended fiscal quarter of the Borrower for which the Borrower has delivered financial statements to the Lenders or for which financial statements of the Borrower are publicly available, with the financial covenants set forth in Section 7.09 and demonstrating the Borrower’s compliance with the requirements of Section 7.04(a). For purposes hereof, “Material Disposition” shall mean any Disposition of assets having a Book Value at the time of such Disposition of more than $50,000,000.

7.05.    Restricted Payments.    During the occurrence and continuance of an Event of Default, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (a) each Subsidiary may make Restricted Payments to the Borrower or any other Subsidiary and (b) any Subsidiary that is not a wholly-owned Subsidiary may make distributions to the holders of its Equity Interests on a pro rata basis to the extent such Subsidiary is contractually obligated to make such distribution or such Subsidiary has a fiduciary obligation to make such distribution and such distribution is made in compliance with applicable law.

7.06.    Change in Nature of Business.    Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.07.    Transactions with Affiliates.    Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

7.08.    Use of Proceeds.    Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, except that the Borrower may purchase shares of its stock with proceeds of the Loans as contemplated in Section 5.18.

7.09.    Financial Covenants.

(a)        Minimum Consolidated Fixed Charge Coverage Ratio.    Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 2.5 to 1.0.

(b)        Maximum Consolidated Leverage Ratio.    Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than 3.0 to 1.0.

7.10.    Swap Contracts.  Enter into any Swap Contract except in the ordinary course of business pursuant to bona fide hedging transactions and not for speculation.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01.    Events of Default.  Any of the following shall constitute an Event of Default:

(a)        Non-Payment.    The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within two Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder as contemplated by Section 2.04(i), 2.04(j), or 2.11, or (iii) within three Business Days after notice thereof, any other amount payable hereunder or under any other Loan Document; or

(b)        Specific Covenants.    The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.05, or 6.11 or Article VII; or

(c)        Other Defaults.    The Borrower fails to perform or observe (i) any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or (ii) any term, covenant or agreement contained in Section 6.01, 6.02, 6.03, or 6.10 and such failure continues for two Business Days; or

(d)        Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e)        Cross-Default.  (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, after lapse of all applicable grace periods and the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)        Insolvency Proceedings, Etc.    The Borrower or any of its Material Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)        Inability to Pay Debts; Attachment.    (i) The Borrower or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)        Judgments.   There is entered against the Borrower or any Material Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)         ERISA.   (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)         Invalidity of Loan Documents.   Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower or any other Person contests in any manner the validity or enforceability of any material provision of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Commitments), or purports to revoke, terminate or rescind any material provision of any Loan Document; or

(k)        Change of Control.  There occurs any Change of Control.

8.02.    Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)        declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)        declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)        require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)        exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03.     Application of Funds.   After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.04(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01.    Appointment and Authority.    Each of the Lenders and the L/C Issuers hereby irrevocably appoints JPMorgan Chase Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

9.02.    Rights as a Lender.   The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03.    Exculpatory Provisions.    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)        shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)        shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)        shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04.    Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05.    Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06.    Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Event of Default exists, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by JPMorgan Chase Bank as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer and the Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07.    Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08.    No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

9.09.    Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)       to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.04(i) and (j), 2.11 and 10.04) allowed in such judicial proceeding; and

(b)        to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.11 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

ARTICLE X.

MISCELLANEOUS

10.01.   Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent (which the Administrative Agent agrees to do once such writing is signed by the Required Lenders; provided, however, that such acknowledgment shall not negate the Administrative Agent’s right to consent or withhold its consent to any amendment, waiver, or consent affecting the rights or duties of the Administrative Agent under the Loan Documents as provided below), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)        waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)        without limiting the generality of clause (a) above, waive any condition set forth in Section 4.02 as to any Credit Extension under (i) the Dollar Tranche without the written consent of the Required Dollar Lenders or (ii) the Multicurrency Tranche without the written consent of the Required Multicurrency Lenders;

(c)        extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(d)        postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender entitled to such payment;

(e)        reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the proviso following clause (h) below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(f)        change Section 2.15 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(g)       change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; or

(h)       add any currencies as a Foreign Currency under this Agreement in which a Multicurrency Lender is required to make Loans, in each case without the written consent of each such Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by an L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) a Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct or cure any ambiguity, inconsistency or defect or correct any typographical or ministerial error in any Loan Document.

10.02.   Notices; Effectiveness; Electronic Communication.

(a)         Notices Generally.    Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

  (i)        if to the Borrower, the Administrative Agent, an L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

  (ii)        if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (which information the Administrative Agent will provide to the Borrower upon its request).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)        Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)        The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)        Change of Address, Etc.  Each of the Borrower, the Administrative Agent, an L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)        Reliance by Administrative Agent, L/C Issuers and Lenders.  The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower except to the extent resulting from such Person’s gross negligence or willful misconduct. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03.   No Waiver; Cumulative Remedies.  No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04.   Expenses; Indemnity; Damage Waiver.

(a)        Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses actually incurred by each L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit issued by such L/C Issuer or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses actually incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses actually incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)        Indemnification by the Borrower.    The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Syndication Agent, each Lender and each L/C Issuer, and each

Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit issued by such L/C Issuer if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing (including any settlement costs and expenses related thereto), whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (z) arose out of, or in connection with, any proceeding that does not involve an act or omission by the Borrower or any Affiliate of the Borrower and that is brought by an Indemnitee against any other Indemnitee (except to the extent relating to such Indemnitee acting in an agency or other representative capacity hereunder).

(c)        Reimbursement by Lenders.    To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.14(d).

(d)        Waiver of Consequential Damages, Etc.    To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)         Payments.    All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)         Survival.      The agreements in this Section shall survive the resignation of the Administrative Agent, any L/C Issuer and the Swing Line Lender, the replacement of any Lender (by assignment or otherwise), the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05.   Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06.  Successors and Assigns.

(a)        Successors and Assigns Generally.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)       Assignments by Lenders.   Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its

Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)         Minimum Amounts.

  (A)        in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

  (B)        in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $5,000,000, in the case of any assignment in respect of the Term Loan Facility unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)       Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii)      Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

  (A)        the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

  (B)        the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

  (C)        the consent of the L/C Issuers (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

  (D)        the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv)       Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)        No Assignment to Borrower.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)       No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vii)      Foreign Currencies.  Unless at the time of any assignment an Event of Default shall have occurred and be continuing, no such assignment by a Multicurrency Lender shall be made to any Person that cannot make Revolving Credit Loans to the Borrower in all Foreign Currencies then available to the Borrower hereunder unless the Borrower consents to such assignment.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)      Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)        Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)        Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)        Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)        Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)        Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time JPMorgan Chase Bank assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to subsection (b) above, JPMorgan Chase Bank may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as an L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as an L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder, subject to acceptance of such appointment by such Lender; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of JPMorgan Chase Bank as an L/C Issuer or Swing Line Lender, as the case may be. If JPMorgan Chase Bank resigns as an L/C Issuer, (a) it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.04(c)) and (b) the Borrower shall use commercially reasonable efforts to cause another L/C Issuer to issue letters of credit in substitution for the Letters of Credit issued by JPMorgan Chase Bank as an L/C Issuer, if any, outstanding at the time of such resignation or make other arrangements satisfactory to JPMorgan Chase Bank to effectively assume the obligations of JPMorgan Chase Bank with respect to such Letters of Credit. If JPMorgan Chase Bank resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.05(c). Upon the appointment of a successor Swing Line Lender, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender.

10.07.   Treatment of Certain Information; Confidentiality.    Each of the Administrative Agent, the Lenders and the L/C Issuers (each a “Lender Party”) agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, legal counsel, independent auditors, professionals and other representatives (collectively, “Representatives”) (it being understood that (i) Representatives will be informed of the confidential nature of such Information and instructed to keep such Information confidential and (ii) a party making such Information available to its Affiliates and its and their respective officers, directors and employees agrees to be responsible for any breach of this paragraph that results from the actions or omissions of such Affiliates, officers, directors and employees), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any legal process, subpoena, judicial or administrative proceeding or similar compulsory process, provided each Lender Party agrees that it will notify the Borrower as soon as practical in the event of any such disclosure by such Lender Party (other than at the request of a regulatory authority), unless such notification shall be prohibited by applicable Law or legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.16(d) or 2.17(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (i) to ratings agencies.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08.   Right of Setoff.    If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09.   Interest Rate Limitation.   Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the

Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10.   Counterparts; Integration; Effectiveness.     This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11.   Survival of Representations and Warranties.   All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12.   Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13.   Replacement of Lenders.   If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or any Lender gives a notice under Section 3.02, or if any Lender is a Defaulting Lender, or if any Multicurrency Lender becomes an Affected Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)        the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)        such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)        in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)        such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14.   Governing Law; Jurisdiction; Etc.

(a)        GOVERNING LAW.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)        SUBMISSION TO JURISDICTION.    THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT; PROVIDED, THAT NOTHING CONTAINED HEREIN OR IN ANY OTHER LOAN DOCUMENT WILL PREVENT ANY LENDER OR THE ADMINISTRATIVE AGENT FROM BRINGING ANY ACTION TO ENFORCE ANY AWARD OR JUDGMENT IN ANY OTHER FORUM IN WHICH JURISDICTION CAN BE ESTABLISHED. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c)        WAIVER OF VENUE.            THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)        SERVICE OF PROCESS.    EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)          EACH PARTY HERETO WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION ANY INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

10.15.    Waiver of Jury Trial.    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16.    No Advisory or Fiduciary Responsibility.    In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers, are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Arrangers is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arrangers has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Arrangers has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17.    USA PATRIOT Act Notice.    Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

10.18.    Judgment Currency.  The obligations of the Borrower in respect of this Agreement and the other Loan Documents due to any party hereto shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which the sum originally due to such party is denominated (the “Original Currency”), be discharged only to the extent that on the Business Day following receipt by such party of any sum adjudged to be so due in the Judgment Currency such party may, in accordance with normal banking procedures, purchase the Original Currency with the Judgment Currency. If the amount of the Original Currency so purchased is less than the sum originally due under such judgment to such party in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such party against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due under such judgment to such party in the Original Currency, such party agrees to remit to the Borrower such excess. The provisions of this Section 10.18 shall survive the payment in full of the Obligations and the termination of this Agreement.

10.19.    Termination.  This Agreement shall terminate at such time as (a) all Commitments have been terminated, (b) all Letters of Credit have been (i) terminated or expired or been canceled, (ii) Cash Collateralized or (iii) backstopped in a manner reasonably acceptable to the applicable L/C Issuer, (c) none of the Lenders is obligated any longer under this Agreement to make any Loans and the L/C Issuers are no longer obligated under this Agreement to issue Letters of Credit and (d) all Obligations (other than (i) obligations which survive as provided in the following sentence and (ii) contingent indemnification obligations as to which no claim has been asserted which by their express terms are to survive termination of this Agreement) have been paid and satisfied in full.

10.20.    ENTIRE AGREEMENT.    THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TOTAL SYSTEM SERVICES, INC.

By:	/s/ James B. Lipham
Name:	James B. Lipham
Title:	Senior Executive Vice President and Chief
Financial Officer

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A., as Administrative
Agent

By:	/s/ Robert D. Bryant
Name:	Robert D. Bryant
Title:	Vice President

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender, L/C
Issuer and Swing Line Lender

By:	/s/ Robert D. Bryant
Name:	Robert D. Bryant
Title:	Vice President

Signature Page to Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD,
as Syndication Agent and a Lender

By:	/s/ George Stoecklein
Name:	George Stocklein
Title:	Director

Signature Page to Credit Agreement

REGIONS BANK, as Syndication Agent and a Lender

By:	/s/ Olesya Deneau
Name:	Olesya Deneau
Title:	Vice President

Signature Page to Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as
Syndication Agent and a Lender

By:	/s/ Steven L. Sawyer
Name:	Steven L. Sawyer
Title:	Vice President

Signature Page to Credit Agreement